Exhibit 10.1

Published CUSIP Number 01881CAA3

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 29, 2007

among

ALLIANT TECHSYSTEMS INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Lenders Party Hereto

CALYON, NEW YORK BRANCH,

as Syndication Agent

ROYAL BANK OF SCOTLAND

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC

CALYON, NEW YORK BRANCH,

as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC,

as Sole Bookrunning Manager

***

	ARTICLE IV
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Restatement	66
4.02	Conditions to all Credit Extensions	71

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	71
5.02	Authorization; No Contravention	72
5.03	Governmental Authorization; Other Consents	72
5.04	Binding Effect	72
5.05	Financial Statements; No Material Adverse Effect	73
5.06	Litigation	73
5.07	No Default	73
5.08	Ownership of Property; Liens; Investments	74
5.09	Environmental Matters	74
5.10	Insurance	75
5.11	Taxes	75
5.12	ERISA Compliance	75
5.13	Subsidiaries; Equity Interests	76
5.14	Margin Regulations; Investment Company Act	77
5.15	Disclosure	77
5.16	Compliance with Laws	77
5.17	Intellectual Property; Licenses, Etc	77
5.18	Solvency	78
5.19	Casualty, Etc	78
5.20	Perfection, Etc	78
5.21	Designated Senior Indebtedness	78
5.22	Loan Parties Consolidated Assets	78

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	79
6.02	Certificates; Other Information	79
6.03	Notices	82
6.04	Payment of Obligations	83
6.05	Preservation of Existence, Etc	83
6.06	Maintenance of Properties	83
6.07	Maintenance of Insurance	83
6.08	Compliance with Laws	84
6.09	Books and Records	84
6.10	Inspection Rights	84
6.11	Use of Proceeds	84
6.12	Covenant to Guarantee Obligations and Give Security	84

6.13	Further Assurances	86
6.14	Material Contracts	87
6.15	Conditions Subsequent to the Restatement Closing Date	87
6.16	Assignable Government Contract Claims	87
6.17	Preparation of Environmental Reports	87

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	88
7.02	Indebtedness	90
7.03	Investments	92
7.04	Fundamental Changes	94
7.05	Dispositions	95
7.06	Restricted Payments	96
7.07	Change in Nature of Business	97
7.08	Transactions with Affiliates	97
7.09	Burdensome Agreements	97
7.10	Financial Covenants	98
7.11	Loan Parties Consolidated Assets	98
7.12	Amendments of Organization Documents	98
7.13	Accounting Changes	99
7.14	Prepayments, Etc. of Indebtedness	99
7.15	Amendment, Etc. of Related Documents	99
7.16	Speculative Transactions	99
7.17	Material Contracts	99
7.18	No Other Designated Senior Indebtedness	99

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	100
8.02	Remedies upon Event of Default	102
8.03	Application of Funds	102

	ARTICLE IX
	ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01	Appointment and Authorization of Agents	103
9.02	Delegation of Duties	104
9.03	Liability of Agents	104
9.04	Reliance by Agents	105
9.05	Notice of Default	105
9.06	Credit Decision; Disclosure of Information by Agents	106
9.07	Indemnification of Agents	106
9.08	Agents in their Individual Capacities	107
9.09	Successor Agents	107

9.10	Administrative Agent May File Proofs of Claim	108
9.11	Collateral and Guaranty Matters	109
9.12	Other Agents; Arrangers and Managers	109

	ARTICLE X
	MISCELLANEOUS

10.01	Amendments, Etc	109
10.02	Notices and Other Communications; Facsimile Copies	111
10.03	No Waiver; Cumulative Remedies	112
10.04	Attorney Costs, Expenses and Taxes	113
10.05	Indemnification by the Borrower	113
10.06	Payments Set Aside	114
10.07	Successors and Assigns	114
10.08	Confidentiality	118
10.09	Setoff	119
10.10	Interest Rate Limitation	120
10.11	Counterparts	120
10.12	Integration	120
10.13	Survival of Representations and Warranties	120
10.14	Severability	121
10.15	Tax Forms	121
10.16	No Advisory or Fiduciary Responsibility	123
10.17	Replacement of Lenders	123
10.18	Governing Law	124
10.19	Waiver of Right to Trial by Jury	124
10.20	Binding Effect	124
10.21	USA PATRIOT Act Notice	125

SIGNATURES		S-1

SCHEDULES

I	Guarantors
1.01	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
5.03	Certain Authorizations
5.05	Material Debt and Liabilities
5.08(c)	Owned Real Property
5.09(c)	Treatment, Storage and Disposal Facilities
5.13	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(e)	Existing Indebtedness
7.03(d)	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Mortgage
I	Solvency Certificate
J-1	Opinion Matters – Counsel to Loan Parties
J-2	Opinion Matters – Local Counsel to Loan Parties
J-3	Opinion Matters – General Counsel to Borrower
K	Incremental Term Facility Supplement
L	Joinder Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of March 29, 2007, among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), the Swing Line Lender (as hereinafter defined) party hereto, each L/C Issuer (as hereinafter defined) party hereto, BANK OF AMERICA, N.A., as Administrative Agent (as hereinafter defined), CALYON, NEW YORK BRANCH (“Calyon”), as Syndication Agent (as hereinafter defined), ROYAL BANK OF SCOTLAND and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, BANC OF AMERICA SECURITIES LLC (“BAS”) and CALYON, as Joint Lead Arrangers, and BAS, as Sole Bookrunning Manager.

PRELIMINARY STATEMENTS:

The Borrower and certain of its Subsidiaries (as hereinafter defined) have entered into the Credit Agreement, dated as of March 31, 2004, as amended by Amendment No. 1 dated as of May 5, 2005 (the “Existing Credit Agreement”) with Bank of America, as administrative agent, with the lenders named therein (the “Existing Lenders”) and the other parties thereto.

In order to finance its ongoing working capital and general corporate purposes, the Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement in order to permit the Lenders to extend credit subject to the conditions set forth herein in the form of (a) Term Loans to the Borrower as provided herein and (b) Revolving Credit Loans to the Borrower as provided herein and ending on the Maturity Date of which, at any time, not more than (i) $200,000,000 in aggregate principal, notional or stated amount may be in the form of L/C Credit Extensions provided by any L/C Issuer, and (ii) $40,000,000 in aggregate principal amount may be in the form of Swing Line Loans provided by the Swing Line Lender.

By execution of this Agreement, each of the Lenders shall be deemed to have assumed from each of the Existing Lenders, as of the Restatement Closing Date, an undivided interest in all of the rights and obligations of the Existing Lenders under the Existing Credit Agreement such that, after giving effect to such sale and assignment as of the Restatement Closing Date, the Commitments of and the amount of Borrowings owing to each of the Lenders will be set forth on Schedule 2.01.

In consideration of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set forth in Section 4.01, the parties hereto agree to amend and restate the Existing Credit Agreement, in its entirety, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Additional Revolving Credit Lender” means any Eligible Assignee who agrees to provide Revolving Credit Commitments in accordance with the provisions of Section 2.14 in connection with a request for a Revolving Credit Commitment Increase.

“Additional Term Loan Lender” means any Eligible Assignee who agrees to provide Term Commitments in respect of one of the Term Facilities in accordance with the provisions of Section 2.15 in connection with a request for a Term Commitment Increase.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent and the other Agents, together with the respective Affiliates (including, in the case of Bank of America as Administrative Agent, BAS as an Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and any other “collateral agent” appointed pursuant to Section 9.01(c) and for purposes of the Mortgages, any “supplemental collateral agent”.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen and any other currency that is readily available and freely transferable and convertible into Dollars.

“Applicable Rate” means for any day, (a) in case of the Revolving Credit Loans and the Term A Loans, with respect to Base Rate Loans and Eurodollar Rate Loans, and the commitment fee payable in respect of the unutilized portion of the Revolving Credit Facility, the applicable rate per annum set forth below in the grid captioned “Revolving Credit Facility and Term A Facility – Applicable Rate”, under the captions “Base Rate Percentage”, “Eurodollar Percentage” or “Commitment Fee” cited therein, as the case may be, based upon the Senior Secured Credit Rating and (b) in the case of any Incremental Term Loans, the applicable rate per annum set forth in the applicable Incremental Term Facility Supplement for Base Rate Loans and Eurodollar Rate Loans:

Revolving Credit Facility and Term A Facility – Applicable Rate

Pricing	Senior Secured	Commitment	Eurodollar	Base Rate
Level	Credit Ratings	Fee	Percentage	Percentage
1	Baa2 or BBB	0.175%	0.750%	0.000%
2	Baa3 or BBB-	0.200%	0.875%	0.000%
3	Ba1 or BB+	0.250%	1.000%	0.000%
4	Ba2 or BB or no Senior Secured Credit Rating	0.375%	1.250%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Credit Rating shall become effective as of the first Business Day immediately following the date of such change in Senior Secured Credit Rating.

“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the appropriate L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” has the meaning specified in Section 10.07(g).

“Arrangers” means, collectively, (a) BAS, in its capacity as joint lead arranger and sole bookrunning manager and (b) Calyon, in its capacity as joint lead arranger.

“Assignable Government Contract Claims” means any Government Contract Claims that may be assignable pursuant to the Assignment of Claims Act and Assignment of Claims Regulations.

“Assigned Government Contract Claims” means any Assignable Government Contract Claims, with respect to which the applicable Loan Party shall have duly complied with the provisions of Section 4(c) of the Security Agreement.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07(b), and accepted by the Administrative Agent substantially in the form of Exhibit E or any other form approved by the Administrative Agent and consented to by the Borrower, which consent shall not be unreasonably withheld or delayed.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727 and 41 U.S.C. § 15, each as may be amended, modified or superseded from time to time.

“Assignment of Claims Regulations” means 48 C.F.R. subpart 32.8, the supplemental provisions with respect to any Governmental Party contained in the Federal Acquisition Regulation and each other provision of the Federal Acquisition Regulation that may be applicable to 48 C.F.R. subpart 32.8, each as may be amended, modified or superseded from time to time.

“Assignment of Government Contract Claims” has the meaning specified in the Security Agreement.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and all out-of-pocket expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended March 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, in the case of the Revolving Credit Facility, the period from and including the Restatement Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligations of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and under the Laws of the State of New York and, if such day relates to any Eurodollar Rate Loan, including, without limitation, determination, fundings or payments in connection therewith, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calyon” means Calyon, New York Branch and its successors.

“Capitalized Leases” means, with respect to any Person, all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, on the balance sheet of such Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and Specified Statutory Liens and, solely for purposes of Investments under Section 7.03(a), any other Permitted Liens):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody’s or at least A-1 from S&P;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed “bank” under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof; and

(e)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition;

(f)            repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above; and

(g)           tax exempted instruments including, without limitation, municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short-term ratings by either Moody’s or S&P or a long-term rating of Aaa by Moody’s or AAA by S&P maturing within 360 days after the acquisition thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or

(c)           a “change of control” in the Senior Subordinated Notes Indenture, “fundamental change” in the Convertible Notes Indenture and any such term or any comparable term defined or used in, or comparable event described under, any Material Debt Documents shall have occurred in respect of the Borrower.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the express terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, Mortgage Modifications, Security Agreement Supplements, IP Security Agreement Supplements, and any other mortgages, security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent or otherwise for the benefit of the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion (which shall not constitute a new Borrowing) of Loans from one Type to the other, or (d) a continuation (which shall not constitute a new Borrowing) of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company Stock” means the capital stock of the Borrower other than any Disqualified Equity Interests.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non-recurring or extraordinary expenses which do not represent a cash item in such period and are not expected to represent a cash item in any future period occurring during the term of this Agreement, (v) write off of deferred financing costs, (vi) non-cash charges related to stock-based employee compensation, (vii) charges associated with the mark-to-market of non-qualifying Swap Contracts and (viii) impairment charges or write-offs with respect to goodwill and other intangible assets, and minus net income of all SPV Subsidiaries that has not been distributed to the Borrower or any of its other Subsidiaries and the Indebtedness of which has been excluded from Consolidated Indebtedness pursuant to clause (h) of the definition of “Consolidated Funded Indebtedness”.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct or contingent obligations arising under Financial Letters of Credit, bankers’ acceptances, bank guaranties and similar instruments at such time, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) all obligations in respect of Disqualified Equity Interests, (g) without duplication, all Guarantees (other than Performance Guarantees) with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which the Borrower or a Subsidiary (other than a SPV Subsidiary, provided that Indebtedness under this clause (h) of SPV Subsidiaries shall be excluded from the calculation in this clause (h) only to the extent that the aggregate principal amount of such Indebtedness does not exceed $100,000,000) is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary (subject to customary exceptions).

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write-off of the costs of issuance) of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period; provided that Consolidated EBITDA and Consolidated Interest Charges for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including, without limitation, the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recent four fiscal quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01; provided that Consolidated EBITDA and Consolidated Funded Indebtedness for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition as if such Disposition or Acquisition had occurred in the first day of such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding (i) all extraordinary noncash gains and (ii) extraordinary noncash losses).

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness, which constitutes Senior Debt, as of such date to (b) Consolidated EBITDA for the four fiscal quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01; provided that Consolidated EBITDA and Consolidated Funded Indebtedness, which constitutes Senior Debt for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including, without limitation, the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Notes Documents” means the Convertible Notes Indenture, the Convertible Notes and all other agreements, instruments and other documents pursuant to which the Convertible Notes have been issued or otherwise setting forth the terms of the Convertible Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Convertible Notes Indenture” means (i) the indenture dated as of February 19, 2004, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and BNY Midwest Trust Company, as trustee, (ii) the indenture dated as of August 13, 2004, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and BNY Midwest Trust Company, as trustee; and (iii) the indenture dated as of September 12, 2006, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and The Bank of New York Trust Company N.A., as trustee, as each such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Convertible Notes” means (a) the 2.75% convertible senior subordinated notes due February 15, 2024 in an aggregate original principal amount of $280,000,000, (b) the 2.75% convertible senior subordinated notes due September 15, 2011 in an aggregate principal amount of $300,000,000, and (c) the 3.00% convertible senior subordinated notes due August 15, 2024 in an aggregate principal amount of $200,000,000.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (it being understood that if any default is cured or waived prior to becoming an Event of Default, such default shall no longer constitute a Default).

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the applicable Letter of Credit Fee plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, and such failure has not been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, and such failure has not been cured, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, on or prior to the date that is 91 days after (x) the latest scheduled Maturity Date of any Term Facility or (y) if later, or if no Term Facility is in effect, the scheduled Maturity Date of the Revolving Credit Facility; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid-in-kind amounts as of any date of determination) in respect of such Disqualified Equity Interests, and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.

“Documentary Letter of Credit” means any Letter of Credit that is a documentary letter of credit.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Action” means any claim, order, notice of violation, or notice of potential liability, issued against the Borrower or any of its Subsidiaries, or any proceeding or governmental investigation, instituted with respect to the Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to

Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Euro” or “€” means lawful money of the European Union.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a)           the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate as published by Reuters (or other commercially available source as designated by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London, England time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Joint Venture” means (a) any Person described in clause (a) of the definition of Joint Venture or (b) any other Joint Venture that is entered into in accordance with Section 7.03(g) and designated as an Excluded Joint Venture by the Borrower and certified by the Borrower as being entered into in compliance with Section 7.03(g).

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01 hereto.

“Existing Lenders” has the meaning specified in the Preliminary Statements hereto.

“Existing Mortgages” means each Mortgage previously delivered under the Existing Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of casualty insurance and condemnation awards (and payments in lieu thereof).

“Facility” means the Term Facilities, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Acquisition Regulation” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, collectively, (a) the letter agreement, dated February 27, 2007, among the Borrower, BAS and Bank of America and (b) the letter agreement, dated April 11, 2005 among the Borrower, BAS and Bank of America.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Financial Letter of Credit” means any Letter of Credit that is not a Performance Letter of Credit or Documentary Letter of Credit.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.07(g).

“Funding Indemnity Agreement” means the Funding Indemnity Agreement, dated May 5, 2005, duly executed and delivered by the Borrower to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Government Contract” means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided, that unless otherwise specified, all references to “Government Contract” or to “Government Contracts” shall refer to such contracts between any Loan Party and any Governmental Party.

“Government Contract Claim” means any claims for or right to the payment of moneys due or to become due under any Government Contract.

“Governmental Authority” means the government of any nation, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Party” means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.

“Governmental Requirement” means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the related primary obligation and (ii) the portion thereof expressly stated to be so guaranteed, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule I and each other Subsidiary (other than ATK Insurance Company, COI Ceramics, Inc. and, to the extent permitted by Section 7.11, any Excluded Joint Ventures) of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Subsidiary Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.14(b).

“Incremental Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Term Borrowing” means, in respect of any Incremental Term Facility, a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Incremental Term Lenders in accordance with the provisions of Section 2.01(b) and Section 2.15.

“Incremental Term Commitment” means, as to each Incremental Term Lender in respect of an Incremental Term Facility, its obligation to make Incremental Term Loans to the Borrower pursuant to the applicable Incremental Term Facility Supplement and Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Incremental Term Facility Supplement under the caption “Incremental Term Commitment” in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 hereof or as such amount may be otherwise adjusted from time to time in accordance with this Agreement.

“Incremental Term Facility” has the meaning set forth in Section 2.15(a).

“Incremental Term Facility Closing Date” means in respect of an Incremental Term Facility any date on which all of the conditions to funding of the Incremental Term Loans under such Incremental Term Facility are satisfied and the applicable Lenders advance Incremental Term Loans.

“Incremental Term Facility Supplement” means a supplement to this Agreement, in substantially the form of Exhibit M hereto, delivered pursuant to Section 2.15(a).

“Incremental Term Loan” means an advance made by any Incremental Term Lender under an Incremental Term Loan Facility.

“Incremental Term Loan Lender” means each Lender (including any Additional Term Loan Lender) having an Incremental Term Loan.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           solely for purposes of any determination under Section 8.01, the Swap Termination Value of any Swap Contract of such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           Indebtedness of the type described in clauses (a) through (d) above and clauses (f) through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the book value of any assets subject to such Lien);

(f)            all Attributable Indebtedness of such Person;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

Intellectual Property Security Agreement” has the meaning specified in Section 15(F) of the Security Agreement together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made, commencing on June 29, 2007.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or nine or twelve months if requested by the Borrower and available from the Appropriate Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect investment by such Person, including, without limitation, (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of proceeds, payments and other returns thereon.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in Section 15(g) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuers and the Borrower (or any Subsidiary) or in favor of the L/C Issuers and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit L hereto, pursuant to which an Eligible Assignee becomes a Revolving Credit Lender pursuant to Section 2.14 or a Term Lender under a Term Loan Facility pursuant to Section 2.15.

“Joint Venture” means (a) (i) any corporation, partnership, limited liability company or other business entity (any such Person, a “Business Entity”) in which the Borrower beneficially owns at least 20% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Borrower beneficially owns at least 20% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Borrower at least 40% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Borrower and its Subsidiaries are engaged.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has neither been reimbursed on the date when made nor refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means (a) Bank of America, U.S. Bank and Calyon, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) with respect to the Existing Letters of Credit, Bank of America, Credit Lyonnais New York Branch and U.S. Bank.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Spot Rate on such date of determination) plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a documentary letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an aggregate amount equal to $200,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Issuer Document, (vii) each Incremental Term Facility Supplement and (viii) the

Funding Indemnity Agreement and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Issuer Document, (vi) the Fee Letter, (vii) each Incremental Term Facility Supplement, (viii) the Funding Indemnity Agreement and (ix) each Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract (a) to which such Person is a party involving aggregate consideration payable to or by such Person in an amount at least equal to 10% of the consolidated revenues of the Borrower in any year or (b) which is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.

“Material Debt” means any Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $30,000,000, including, without limitation, the Senior Subordinated Notes and the Convertible Notes; provided, that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall not include Indebtedness of the type described under Section 7.02(g) or Guarantees in respect of the foregoing.

“Material Debt Documents” means, collectively, (a) the Senior Subordinated Notes Documents, (b) the Convertible Notes Documents, and (c) any agreements, instruments and other documents in respect of any Material Debt, as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Maturity Date” means (a) with respect to the Revolving Credit Facility (including the Letter of Credit Sublimit and Swing Line Sublimit thereunder), the earlier of (i) the fifth anniversary of the Restatement Closing Date (or in the case of any Letter of Credit or request for L/C Credit Extension, the Letter of Credit Expiration Date) and (ii) the date of termination in whole of the Revolving Credit Commitments, pursuant to Section 2.06 or 8.02, (b) with respect to the Term A Facility, the earlier of (i) the fifth anniversary date of the Restatement Closing Date and (ii) the date of acceleration of the Term A Facility pursuant to Section 8.02 and (c) with respect to any Incremental Term Facility, (i) the final maturity specified in the applicable Incremental Facility Term Supplement and (ii) the date of acceleration of the Incremental Term Facility pursuant to Section 8.02.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each Existing Mortgage, as modified by the related Mortgage Modification, and each other deed of trust, trust deed, deed to secure debt and mortgage delivered pursuant to Section 6.12, in each case as amended.

“Mortgage Modification” means each amendment, amendment and restatement, supplement or modification in respect of each Existing Mortgage reasonably satisfactory to the Administrative Agent delivered pursuant to Section 4.01(b)(iv) or Section 6.15.

“Mortgaged Properties” means the properties indicated on Schedule 5.08(c) hereto.

“Mortgage Policy” has the meaning specified in Section 4.01(b)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Extraordinary Receipt received by or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) all payments required to repay any Indebtedness that is secured by the asset that is the subject of such Extraordinary Receipt (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees, costs and other expenses incurred by the Borrower or such Subsidiary in connection with such Extraordinary Receipt, and (C) income and other taxes paid or reasonably estimated to be actually payable within two years of the date of such Extraordinary Receipt as a result of any gain recognized in connection therewith.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Assignment of Government Contract Claims” has the meaning specified in the Security Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Subsidiaries thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Offering Memorandum” means the offering memorandum dated March 2004 used by the Arranger in connection with the syndication of the Commitments.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Guarantee” means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing in the aerospace, defense or commercial ammunition industries.

“Performance Letter of Credit” means any standby letter of credit that:

(a) (x)(i) supports the performance of the obligations of another Person under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing in the aerospace, defense or commercial ammunition industries or any warranty obligations arising out of any of the foregoing contracts, and (ii) does not permit any payment or drawing thereunder for failure of the account party to make a payment in respect of indebtedness, monetary contractual obligation or other financial obligations of any kind other than to support performance or return payment where a customer has made advance payments in respect of the purchase of products, goods and services or, (y) any letter of credit substantially comparable to the foregoing;

(b) would be considered to be a “performance standby letter of credit” pursuant to each Governmental Requirement or any other rule, regulation, examination manual or other guidelines of any Governmental Authority or other regulatory authority, central bank or comparable agency that (i) governs any reserve, special deposit or similar requirement against letters of credit, (ii) regulates the amount of capital required or expected to be maintained or funded against letters of credit or any participation obligation thereunder, or (iii) determines the classification, risk-weighing, reporting, or capital treatment of or with respect to letters of credit or participation obligations therein; and

(c) the issuer thereof, or any Person having a participation obligation therein, is or would be permitted, in compliance with the matters described in clause (b) of this definition, to convert its obligation thereunder to an on-balance sheet credit equivalent amount at 50% or less of the maximum amount thereof.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” means any Liens permitted under Section 7.01 hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment(s) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.07(c).

“Release” shall have the meaning ascribed to it in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.

“Remedial Action” shall have the meaning ascribed to it in Section 101(24) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Indebtedness made during such period.

“Required Revolving Credit Lenders” means Revolving Credit Lenders holding more than 50% of the Aggregate Commitments under the Revolving Credit Facility or, if such Commitments have expired or terminated, more than 50% of the Total Outstandings under the Revolving Credit Facility.

“Required Term Lenders” means, in respect of a Term Facility, Term Lenders holding more than 50% of the Aggregate Commitments under such Term Facility or, if such Commitments have expired or terminated, more than 50% of the Total Outstandings under such Term Facility.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Closing Date” has the meaning specified in Section 4.01.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, however, that no such dividend, distribution, payment or return of capital shall constitute a “Restricted Payment” to the extent made solely with the common Equity Interests of the Borrower or (b) any payment (excluding scheduled interest including additional interest payable upon any registration default under its Convertible Notes due 2011 and any contingent interest payable under its 2.75% or 3.00% Convertible Notes due in 2024 or amortization payments), prepayment, redemption (whether at the option of the holder or otherwise), purchase, defeasance, distributions involving cash, acquisition or other retirement for value in respect of any subordinated Indebtedness or any convertible debt securities or instruments, in each case, of the Borrower or any Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency; (ii) each date of issuance of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.14(b) hereof and as may be otherwise adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender (including any Additional Revolving Credit Lender) that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate, foreign exchange and commodities Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank including, without limitation, each of the Swap Contracts listed under Schedule 7.02(e).

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c), and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of the Borrower.

“Security Agreement” has the meaning specified in Section 4.01(b)(iii).

“Security Agreement Supplement” has the meaning specified in Section 26(b) of the Security Agreement.

“Senior Debt” means Indebtedness that is not subordinated in right of payment to the Obligations.

“Senior Secured Credit Rating” means, as of any date of determination, the ratings of the Borrower’s long-term senior secured debt as determined by Moody’s and S&P; provided that (i) the higher of such Senior Secured Credit Rating shall apply for purposes of determining the Applicable Rate, unless there is a split in Senior Secured Credit Ratings of more than one level, in which case, the Applicable Rate shall be determined with respect to a Senior Secured Credit Rating that is one level higher than the actual lowest of such Senior Secured Credit Ratings (it being understood that Pricing Level I is the highest Pricing Level), and (ii) if either S&P or Moody’s shall change the basis on which ratings are established by it, each reference to the Senior Secured Credit Rating announced by S&P or Moody’s shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Senior Subordinated Notes” means the 6.75% senior subordinated notes of the Borrower due April 1, 2016 in an aggregate original principal amount of $400,000,000.

“Senior Subordinated Notes Documents” means the Senior Subordinated Indenture, the Senior Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Senior Subordinated Notes have been or will be issued or otherwise setting forth the terms of the Senior Subordinated Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified prior to the Restatement Closing Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Senior Subordinated Notes Indenture” means the indenture dated as of March 15, 2006, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee, and the supplemental indenture dated March 15, 2006, between the Borrower, the Subsidiary Guarantors (as defined therein) and The Bank of New York Trust Company, N.A., as trustee, providing for the issuance of the Senior Subordinated Notes, as amended, supplemented or otherwise modified prior to the Restatement Closing Date and as such indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Default” means any Default under Section 8.01 (f) or (g) or any Event of Default.

“Specified Statutory Liens” means any Liens permitted under Section 7.01(c) or (d) with respect to any Collateral that, strictly by the operation of applicable statute or law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Collateral Document.

“Spot Rate” for any Alternative Currency means the rate determined by the Administrative Agent or the L/C Issuer as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV Subsidiary” means a Subsidiary of the Borrower substantially all of whose assets consist of its general partnership interest or equity interest in a joint venture.

“Sterling” or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Subject Disposition” means any Disposition of property or assets other than any Disposition permitted by Section 7.05(a)(i), (b), (d), (e), (f), (g) or (h).

“Subject Subsidiaries” means all Subsidiaries of the Borrower other than ATK Insurance Company and COI Ceramics, Inc. and, in each case, their respective Subsidiaries and, to the extent permitted under Section 7.11, any Excluded Joint Ventures.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company or other business entity (a) of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, including through one or more Subsidiaries of such Person, in each case in clause (a) and (b) above, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility Commitments.

“Syndication Agent” mean Calyon, in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for federal income tax purposes, or (b) any so-called synthetic, off-balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” has the meaning specified in Section 3.01(a).

“Term A Borrowing” means a borrowing pursuant to Section 2.01(c) consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(c).

“Term A Commitment” means, as to each Term A Lender at any time, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(c) or Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 or as may be otherwise adjusted from time to time in accordance with this Agreement.  The aggregate Commitment of all Term A Lenders shall be $275,000,000 on the Restatement Closing Date.

“Term A Facility” means, at any time, (a) prior to the making of Term A Loans, the aggregate Term A Commitments of all Term A Lenders at such time, and (b) thereafter, the Outstanding Amount of Term A Loans of all Term A Lenders at such time.

“Term A Lender” means, at any time, any Lender (including any Additional Term Loan Lender) that has a Term A Commitment or a Term A Loan at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility pursuant to Section 2.01(c).

“Term A Note” means a promissory note of the Borrower payable to the order of any Term A Lender, in substantially the form of Exhibit C-1, evidencing the aggregate indebtedness of the Borrower to such Term A Lender resulting from the Term A Loans made or held by such Term A Lender.

“Term Borrowing” means either any Term A Borrowing or Incremental Term Borrowing, as applicable.

“Term Commitment” means any Term A Commitment or Incremental Term Commitment, as applicable.

“Term Commitment Increase” has the meaning specified in Section 2.15(a).

“Term Facilities” means, at any time, the aggregate Term A Facility and the Incremental Term Facilities of all Lenders at such time.

“Term Lender” means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.

“Term Loan” means any Term A Loan or Incremental Term Loan, as applicable.

“Term Note” means any Term A Note or a promissory note of the Borrower payable to the order of any Incremental Term Loan Lender, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Incremental Term Loan Lender resulting from the Incremental Term Loans made by such Incremental Term Loan Lender.

“Threshold Amount” means $30,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party, (b) the refinancing or replacement hereunder of certain outstanding Indebtedness under the Existing Credit Agreement and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Bank” means U.S. Bank National Association and its successors.

“Yen” or “¥” mean lawful money of Japan.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are, unless the context otherwise requires, equally applicable to the singular and plural forms of the defined terms.

(b)           (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to”, “ending on”, and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07         Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto therefor, whether or not such maximum face amount is in effect at such time (except for purposes of calculating Consolidated Funded Indebtedness).

1.08         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount, except as otherwise provided herein, to be determined at the rate of exchange quoted by Bank of America in New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans.

(a)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount outstanding not to exceed at any time the amount of such Lender’s Revolving Credit Commitment; provided, however, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Incremental Term Borrowings.  Subject to the terms and conditions set forth herein, each Incremental Term Loan Lender under the relevant Incremental Term Facility severally agrees to make a single loan consisting of an Incremental Term Loan pursuant to such Incremental Term Facility in an amount equal to its Pro Rata Share of such Incremental Term Facility to the Borrower on the applicable Incremental Term Loan Closing Date.  The applicable Incremental Term Borrowing shall consist of Incremental Term Loans made simultaneously by the applicable Incremental Term Lenders in accordance with their respective Pro Rata Share of such Incremental Term Facility. If the Borrower requests a Term Commitment Increase in respect of an Incremental Term Facility in accordance with the provisions of Section 2.15, then subject to the terms and condition set forth herein, each Incremental Term Lender agreeing to provide an additional Incremental Term Loan in accordance with the provisions of Section 2.15 shall make a single loan in an amount equal to its committed amount in respect of such additional Incremental Term Loans to the Borrower on the applicable Incremental Term Loan Closing Date.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Incremental Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(c)           Term A Borrowings.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make on the Restatement Closing Date a single loan consisting of a Term A Loan pursuant to the Term A Facility in an amount equal to its Pro Rata Share of the Term A Facility on the Restatement Closing Date to the Borrower.  The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Pro Rata Share of the applicable Term A Facility.  If the

Borrower requests a Term Commitment Increase in respect of the Term A Facility in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Term A Lender agreeing to provide an additional Term A Loan in accordance with the provisions of Section 2.15, shall make a single loan in an amount equal to its committed amount in respect of such additional Term A Loans to the Borrower on the applicable Incremental Term Loan Closing Date. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the notice to the Administrative Agent appropriately completed and signed by a Responsible Officer of the Borrower.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such outstanding L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)             Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit, and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that on the date of any L/C Credit Extension with respect to any Letter of Credit and after giving effect thereto (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations denominated in any Alternative Currency shall not exceed $50,000,000.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twenty four months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer; or

(C)           except as otherwise agreed by the Administrative Agent and such L/C Issuer (such agreement not to be unreasonably withheld or delayed), such Letter of Credit is in an initial face amount less than $50,000, in the case of a Documentary Letter of Credit, or $50,000, in the case of a standby Letter of Credit (including a performance Letter of Credit);

(D)          such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iv)          No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) if such Letter of Credit is intended to be a Performance Letter of Credit or Financial Letters of Credit or Documentary Letter of Credit; and (I) such other matters as such L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a specified date (the “Non Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  If the Borrower shall have received notice of such drawing, (A) prior to 12:00 Noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in the currency of such drawing and in an amount equal to the amount of such drawing by not later than 3:00 p.m. on the Honor Date, and (B) after 12:00 Noon on the Honor Date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing by not later than 3:00 p.m. on the Business Day after the Honor Date. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (calculated, in the case of any drawing under a Letter of Credit denominated in any Alternative Currency at the Spot Rate) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section

2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower or any Subsidiary in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize (A) with respect to clause (i) above, the amount of such L/C Borrowing, and (B) with respect to clause (ii) above, the Dollar amount of the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be, and adjusted from time to time as the Administrative Agent may, acting reasonably, determine due to currency fluctuations).  Section 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder.  “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent for the benefit of the Secured Parties or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the applicable L/C Issuer.

(h)           Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to (i) in the case of any Financial Letter of Credit, (A) a rate per annum equal to the Eurodollar

Percentage for Revolving Credit Loans in effect from time to time for each day during the applicable calculation period as set forth in the grid in the definition of “Applicable Rate” times (B) the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit and determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate as of the most recent Revaluation Date) or (ii) in the case of any Performance Letter of Credit or Documentary Letter of Credit, (A) a rate per annum equal to 75% of the Eurodollar Percentage for Revolving Credit Loans in effect from time to time for each day during the applicable calculation period as set forth in the grid in the definition of “Applicable Rate” times (B) the daily maximum amount available to be drawn under such Letter of Credit and determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate as of the most recent Revaluation Date (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be computed on a quarterly basis in arrears and due and payable on the last Business Day of each March, June, September and December, commencing on June 29, 2007, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in the amount specified in the Fee Letter, payable on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate. Such fronting fee shall be due and payable (i) in the case of any Financial Letter of Credit or Performance Letter of Credit, on the last Business Day of such March, June, September and December, commencing on June 29, 2007, on the Letter of Credit Expiration Date and thereafter on demand and (ii) in the case of any Documentary Letter of Credit, on the date of issuance of any such Letter of Credit.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Monthly L/C Issuer Report. On the fifth Business Day of each month, each L/C Issuer shall deliver a report to the Administrative Agent identifying (i) each Letter of Credit and the type and currency of such Letter of Credit issued by it during the prior month, and (ii) with respect to each Letter of Credit issued by it that remains outstanding, (A) the face amount thereof as of the end of the prior month and the maximum potential face amount thereof, (B) the amount thereof that was drawn in the prior month, and (C) the amount thereof that remains undrawn as of the last Business Day of the prior month.

2.04         Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the “prime rate” as referred to in the definition of Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swing Line Lender and the Administrative Agent appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation, and such Swing Line Loan shall thereafter bear interest at the Base Rate.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)           Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (i) ratably to the Term A Facility and, if applicable, any Incremental Term Facilities and (ii) to the principal repayment installments thereof on a pro rata basis and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory. (i) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subject Subsidiaries in respect of its property or assets, after the first $20,000,000 of Net Cash Proceeds relating to any Extraordinary Receipt and thereafter any amount in excess of $3,000,000 for any one event or series of related events, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of Section 2.05(b)(iv); provided that so long as no Default shall have occurred and be continuing, (A) if the Borrower intends to reinvest the Net Cash Proceeds thereof in capital assets used or useful in the business which may (but are not required to) be a replacement, restoration or repair of the assets or property in respect of which the Extraordinary Receipt was received, it shall deliver written notice of such intention to the Administrative Agent on or prior to the fifth Business Day immediately following the date on which Borrower receives such Net Cash Proceeds, (B) if the Borrower shall have delivered such notice, the Net Cash Proceeds thereof may be reinvested so long as within 12 months after the receipt of such Net Cash Proceeds such reinvestment shall have begun and so long as such reinvestment has not been terminated, abandoned or unreasonably delayed, and is substantially completed within 24 months after the date of receipt of such Net Cash Proceeds, and (C) on the date the Borrower consummates such restoration, repair or replacement or purchase, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such Net Cash Proceeds have been reinvested in accordance with the proviso of this Section 2.05(b)(i) and, as a result, no mandatory prepayments are required under this Section 2.05(b)(i); provided further that any Net Cash

Proceeds not so reinvested at the end of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(ii)           Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, ratably to the Term A Facility and, if applicable, the Incremental Term Facilities and to the principal repayment installments thereof on a pro rata basis and, thereafter, to the Revolving Credit Facility in the manner set forth in clause (iii) of this Section 2.05(b).

(iii)          Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, and, third, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time, may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit, which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

(iv)          Notwithstanding the provisions of Section 2.05(b)(i), if any mandatory prepayments under Section 2.05(b)(i) would result in the Borrower incurring any obligation (as determined in the reasonable judgment of the Borrower) under Section 3.05 as a result of any such mandatory prepayment of Eurodollar Loans prior to the last day of an Interest Period, so long as no Default has occurred and is continuing, the Borrower may defer the making of such mandatory prepayment until the earlier of (A) the last day of such Interest Period and (B) the date thirty days after the date on which such mandatory prepayment would otherwise have been required to be made.

2.06         Termination or Reduction of Commitments.

(a)           Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b)           Mandatory. (i) The aggregate Term Commitments under any Term Facility shall be automatically and permanently reduced to zero on the date of a Term Borrowing under such Term Facility (after giving effect to such Term Borrowing).

(ii)           If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment under this Section 2.06. Each reduction of the unused portion of the Term Commitments pursuant to Section 2.06(a) shall be applied ratably to the Term A Facility and, if applicable, the Incremental Term Facilities and to the principal repayment installments thereof on a pro rata basis. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(d)           Scheduled Reduction of Incremental Term Commitments. With respect to any Incremental Term Facility, any reduction in the Incremental Term Commitments under such Incremental Term Facility shall be set forth in the applicable Incremental Term Facility Supplement.

2.07         Repayment of Loans.

(a)           Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
June 30, 2009	$3,437,500
September 30, 2009	$3,437,500
December 31, 2009	$3,437,500
March 31, 2010	$3,437,500
June 30, 2010	$3,437,500
September 30, 2010	$3,437,500
December 31, 2010	$3,437,500
March 31, 2011	$3,437,500
June 30, 2011	$6,875,000
September 30, 2011	$6,875,000
December 30, 2011	$6,875,000
March 29, 2012	$6,875,000

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility under which such Term A Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b)           Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Advances outstanding on such date.

(c)           Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date thirty Business Days after such Loan is made and (ii) the Maturity Date.

(d)           Incremental Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Incremental Term Loans under any applicable Incremental Term Facility outstanding on the dates in the respective amounts on such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) as may be set forth in the applicable Incremental Term Facility Supplement: provided, however, that the final principal repayment installment of the applicable Incremental Term Loans shall be repaid on the Maturity Date for the applicable Incremental Term Facility under which such Incremental Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all applicable Incremental Term Loans outstanding on such date.

2.08         Interest

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a fluctuating rate per annum equal to the “prime rate” as referred to in the definition of Base Rate.

(b)           (i)            During all times that an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) shall have occurred and be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on June 29, 2007, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b            Other Fees.  (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12         Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights, which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(h)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (A) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13         Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14         Increase in Revolving Commitments

(a)           So long as no Default has occurred and is continuing and no Default would result therefrom, upon notice to the Administrative Agent (which shall promptly notify all of the Lenders), the Borrower may from time to time request an increase in the Revolving Credit Commitments (each request for an increase in Revolving Credit Commitments being a “Revolving Credit Commitment Increase”; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000, (ii) the Borrower may make a maximum of four such requests and (iii) after giving effect to any such increase, the aggregate amount of the Revolving Credit Commitments and the Term Facilities shall not exceed $1,000,000,000 at any time.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase (which it may determine in its sole discretion) its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  In the event that insufficient Revolving Credit Commitments are received, the Borrower may request additional Revolving Credit Commitments from new lenders that are Eligible Assignees and upon execution of a Joinder Agreement, such Eligible Assignee shall become a Revolving Credit Lender hereunder and the Borrower also may reduce the amount of such requested increase, so long as such reduced amount is not less than the minimum amount.  Schedule 2.01 shall be modified accordingly for all such new Revolving Credit Commitments.

(b)           If the Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(c)           On each Increase Effective Date, (x) the Borrower shall prepay Revolving Credit Loans outstanding on such Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05), including with the proceeds of new Revolving Credit Borrowings, to the extent necessary to keep Revolving Credit Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.14, and (y) if any L/C Advances are then outstanding pursuant to Section 2.03(c)(iii) or any participations in Swing Line Loans pursuant to Section 2.04(c)(ii) are outstanding, each Additional Revolving Credit Lender and each existing Revolving Credit Lender increasing its Revolving Credit Commitments shall make such L/C Advances or fund such participations in Swing Line Loans, and the L/C Advances or participations in Swing Line Loans of existing Revolving Credit Lenders not increasing their Revolving Credit Commitments shall be repaid, in each case, to the extent necessary to keep such L/C Advances and participations ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments pursuant to this Section 2.14.

(d)           This Section shall supersede any provisions in Section 10.01 to the contrary.

2.15         Increase in Term Loan Commitments.

(a)           So long as no Default has occurred and is continuing and no Default would result therefrom, upon notice to the Administrative Agent (which shall promptly notify all of the Lenders), the Borrower may from time to time, request the addition of one or more new term loan facilities (each an “Incremental Term Facility”) or one or more increases in the Term Commitments under a Term Facility existing at the time of such request (each such request for an Incremental Term Facility or an increase in Term Commitments being a “Term Commitment

Increase”); provided that (i) any such request for Incremental Term Commitments shall be in a minimum amount of $50,000,000, (ii) the Borrower may make a maximum of three such requests and (iii) after giving effect to any such Term Commitment Increase, the aggregate amount of the Revolving Credit Commitments and the Term Facilities shall not exceed $1,000,000,000 at any time.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify:

(A)          The time period within which each Lender is requested to respond, which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders,

(B)           If the request is for an Incremental Term Facility, the requested Maturity Date for such Incremental Term Facility, which shall not be prior to six months after the Maturity Date in respect of the Term A Facility,

(C)           If the request is for an Incremental Term Facility, the requested amortization schedule for such Incremental Term Loans, which shall not amortize more rapidly (determined on the basis of amortization as a percentage of the initial principal amount) than quarterly installments of Term A Loans, and

(D)          If the request is for an Incremental Term Facility, any scheduled reduction of Incremental Term Commitments for such Incremental Term Facility.

(b)           Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate (which it may determine in its sole discretion) in such Incremental Term Facility and, if so, by what amount.  Any Lender not responding within such time period shall be deemed to have declined to participate.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. In the event that insufficient Incremental Term Commitments are received, the Borrower may request additional Incremental Term Commitments from new lenders that are Eligible Assignees and also may reduce the amount of such requested Incremental Term Commitments so long as such reduced amount is not less than the minimum amount.  Any Eligible Assignee agreeing to a Commitment in respect of an existing Term Facility shall, upon execution of a Joinder Agreement, become a Term Lender hereunder.  Such Incremental Term Facility, and the terms thereof, shall be set forth in an Incremental Term Facility Supplement to this Agreement among the Borrower and the Lenders under the Incremental Term Facility (upon execution of an Incremental Term Facility Supplement any Eligible Assignee shall become a Term Lender hereunder). Schedule I to such Incremental Term Facility Supplement shall set forth the Incremental Term Commitments of each Term Lender.

(c)           If Incremental Term Commitments are effected in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such Incremental Term Facility.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Incremental Effective Date.  As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Effective Date (in sufficient copies for each Lender) signed by a

Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (y) no Default exists, and (ii) each Guarantor shall reaffirm its obligations under the Guaranty.

(d)           This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Unless provided otherwise in Section 10.15(a)(iii), any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its overall net income or its overall gross income and franchise taxes imposed in lieu thereof, by the United States or by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office or its principal executive office, and (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which such lending office or principal executive office is located or is deemed to be doing business (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, unless provided otherwise in Section 10.15(a)(iii), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Administrative Agent or such Lender, as applicable receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) or such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or such other written evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or similar charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”). If the Borrower is required to pay material amounts of any Other Taxes with respect to any Loan Document, then the applicable Lender shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including designation of a different lending office, if any) to eliminate or substantially reduce the amount of such taxes otherwise payable by the Borrower under this Section 3.01(b).

(c)           Unless provided otherwise in Section 10.15(a)(iii), the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, and (ii) any liability (including additions to tax, penalties, interest and reasonable expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor.  A certificate setting forth the amount of such payment delivered by a Lender or the Administrative Agent to the Borrower shall be conclusive absent the manifest error of the Lender or the Administrative Agent, as the case may be.

(d)           If any Lender or the Administrative Agent receives a refund of Taxes or Other Taxes paid by the Borrower or for which the Borrower has indemnified any Lender party or the Administrative Agent, as the case may be, pursuant to this Section 3.01, then such Lender or the Administrative Agent, as applicable, shall pay the amount of such refund, net of any expenses incurred by or any Taxes or Other Taxes imposed on such Lender or the Administrative Agent, to the Borrower within 30 days of the receipt of such amount; provided that the Borrower agrees, upon the request of such Lender or the Administrative Agent, to promptly return the amount of such refund (or a portion thereof) to such Lender or the Administrative Agent (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Lender or the Administrative Agent is required to repay such refund (or a portion thereof) to the relevant Governmental Authority.  Notwithstanding the foregoing, (i) the Borrower shall not be entitled to review the tax records or financial information of any Lender or the Administrative Agent and (ii) neither the Administrative Agent nor any Lender shall have any obligation to pursue any refund of Taxes or Other Taxes paid by the Borrower.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03         Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law that becomes effective after the date hereof (and in the case of a Lender acquiring its interest in any Loan or Commitment in an Assignment and Assumption, after the date of such Assignment and Assumption) or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income of such Lender by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c) utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.  A certification as to the amount of such increased cost, including a calculation thereof in reasonable detail, shall be submitted to the Borrower upon the making of any demand pursuant to this Section.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case, that becomes effective after the date hereof (and in the case of a Lender acquiring its interest in any Loan or Commitment in an Assignment and Assumption, after the date of such Assignment and Assumption), or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. A certification as to the amount of such additional amounts owed to such Lender under this Section 3.04(b), including a calculation thereof in reasonable detail, shall be submitted to the Borrower upon the making of any demand pursuant to this Section.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d)                                 Notwithstanding the foregoing subsections (a) and (b) of this Section 3.04, the Borrower shall only be obliged to compensate any Lender for any amount arising or accruing during (i) any time period commencing not more than (A) in the case of subsection (a), six months and (B) in the case of subsection (b), three months, prior to the date on which such Lender notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time period during which, because of the retroactive application of such statute, regulation or other basis, such Lender did not know that such amount would arise or accrue.

3.05                           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                           Matters Applicable to all Requests for Compensation.

(a)                                  A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                                 Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 10.16.

3.07                           Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                           Conditions of Restatement. The amendment and restatement of the Existing Credit Agreement pursuant hereto shall become effective on and as of the date (the “Restatement Closing Date”), which shall occur on or prior to March 29, 2007, on which each of the following conditions precedent shall have been satisfied or duly waived:

(a)                                  Substantially contemporaneously with the Restatement Closing Date and the making of the initial Loans hereunder, all principal of, and interest on, Loans owed to the Existing Lenders and all accrued fees and other amounts payable to the Existing Lenders shall have been paid in full.

(b)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by delivery of originals to the Administrative

Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Closing Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to each Agent, each Lender and the Borrower;

(ii)                                  a Note duly executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               an amended and restated security agreement, in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with, to the extent not already delivered to the Administrative Agent:

(A)                              certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank  and instruments evidencing the Pledged Debt indorsed in blank,

(B)                                copies of proper financing statements, to be filed on or after the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)                                evidence of the insurance required by the terms of the Security Agreement,

(D)                               to the extent not previously delivered under the Existing Credit Agreement, executed Assignments of Government Contract Claims and Notices of Assignment of Government Contract Claims with respect to each Assignable Government Contract Claim (remaining as of the Restatement Closing Date) in excess of $40,000,000 in effect as of the Restatement Closing Date, in accordance with Section 4(c) of the Security Agreement, and

(E)                                 evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed UCC-3 termination statements);

(iv)                              to the extent requested by the Administrative Agent and available as of the Restatement Closing Date, Mortgage Modifications covering the Mortgaged Properties, duly executed by the appropriate Loan Party, together with:

(A)                              to the extent requested by the Administrative Agent in its sole discretion, evidence that counterparts of the Mortgage Modifications have been duly executed, acknowledged and delivered and are in a form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first (subject to Permitted Encumbrances) and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes, if any, and fees have been paid or will be paid upon recordation or filing of the Mortgage Modifications,

(B)                                to the extent required by the Administrative Agent in its sole discretion, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) or endorsements (including, but not limited to, “date-down” endorsements), updates or confirmations thereof (in respect of Mortgage Policies previously delivered under the Existing Credit Agreement) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances, excepting Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable,

(C)                                to the extent required by the Administrative Agent and in any Loan Party’s possession, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated as of a date reasonably satisfactory to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects,

(D)                               evidence of the insurance required by the terms of the Mortgages, and

(E)                                 such other consents, agreements and confirmations of third parties relating to the Mortgaged Properties or amendments, amendments and restatements, supplements, modifications, updates or confirmations thereof (in respect of the Existing Mortgages) as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first (subject to Permitted Encumbrances) and subsisting Liens on the property described in the Mortgages have been taken;

(v)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (A) is duly organized or formed, including, without limitation, certified true and correct copies of the charter of each Loan Party, and each amendment thereto, as in effect on the Restatement Closing Date, and (B) is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)                           a favorable opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, addressed to each Agent and each Lender, as to the matters (including intellectual property matters) set forth in Exhibit J-1;

(viii)                        to the extent requested by the Administrative Agent, favorable opinions of local counsel for the Loan Parties (i) in jurisdictions in which the Mortgaged Properties are located, including, among other things, opinions with respect to the enforceability and continuing perfection of the Existing Mortgages as modified by the Mortgage Modifications covering the Mortgaged Properties and any related fixture filings, substantially in the form of Exhibit J-2 hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (ii) if any Mortgage Modifications are delivered after the Restatement Closing Date pursuant to Section 6.15 hereof, in jurisdictions in which the Loan Parties party to such Mortgage Modifications are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the execution and delivery of such Mortgage Modifications, in form and substance reasonably satisfactory to the Administrative Agent;

(ix)                                a favorable opinion of general counsel to the Borrower, as to the matters set forth in Exhibit J-3;

(x)                                   a certificate of a Responsible Officer of the Borrower either  (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)                                a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since March 31, 2006 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii)                             a certificate attesting to the Solvency of the Loan Parties, on a consolidated basis, before and after giving effect to the Transaction, from the Chief Financial Officer of the Borrower, in substantially the form of Exhibit I hereto;

(xiii)                          to the extent requested by the Administrative Agent and available to the Borrower and its Subject Subsidiaries, any currently relevant environmental assessment report, as to any Environmental Liabilities to which any Loan Party or any of its Subsidiaries may be subject, and the Lenders shall be satisfied that such Environmental Liabilities were adequately reflected in the Borrower’s financial reserves shown on the financial statements included in the Information Memorandum or that, to the extent not so reflected, the Borrower has made adequate provision for such Environmental Liabilities (including as may have been disclosed in any filing with the SEC prior to the date of the Offering Memorandum);

(xiv)                         evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xv)                            such financial, business and other information regarding the Borrower and its Subsidiaries and such other assurances, certificates, documents, consents or opinions as any Agent or any Lender reasonably may require.

(c)                                  The Borrower shall have paid, prior to the Restatement Closing Date, (i) all fees and expenses (including the reasonable fees and expenses of Shearman & Sterling LLP) required to be paid on the Restatement Closing Date pursuant to the Fee Letter, and (ii) all other fees and expenses required to be paid pursuant to Section 10.04(a) for which invoices shall have been presented to the Borrower prior to the Restatement Closing Date.

(d)                                 There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

(e)                                  All governmental authorizations and all third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; and no Law shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

4.02                           Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                                  The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied or will be satisfied on and as of the date of the applicable Credit Extension and the Administrative Agent shall have received for the account of such Lender or such L/C Issuer a certificate signed by a duly authorized officer of the Borrower, dated the date of such Credit Extension, stating that such statements are true.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

5.01                           Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.L.107-56 and all other laws and regulations relating to money laundering and terrorist activities); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                           Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the creation of any Lien other than a Lien expressly permitted under Section 7.01.

5.03                           Governmental Authorization; Other Consents. As of the Restatement Date and as of each date for which Schedule 5.03 has been supplemented in accordance with Section 6.02(i), no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Debt Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (subject to Specified Statutory Liens) nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 hereto, all of which have been duly obtained, taken, given or made and are in full force and effect except as otherwise stated in such Schedule 5.03.

5.04         Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05                           Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Debt and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2006, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal yearend audit adjustments.  As of the Restatement Date and as of each date for which such Schedule 5.05 has been supplemented in accordance with Section 6.02(i), Schedule 5.05 sets forth all Material Debt and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness and, except for Indebtedness under the Convertible Notes, since the date of such financial statements through the Restatement Closing Date, there has been no material change in such indebtedness or liabilities.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the Transaction or any part thereof, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                           No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                           Ownership of Property; Liens; Investments.

(a)                                  The Borrower and each Subject Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business as it is currently conducted, except for Permitted Liens and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The property of the Borrower and its Subject Subsidiaries is subject to no Liens, other than Permitted Liens.

(c)                                  As of the Restatement Date and as of each date for which such Schedule 5.08(c) has been supplemented in accordance with Section 6.02(i), set forth on Schedule 5.08(c) hereto is a complete and accurate list, as of the Restatement Closing Date, of all owned real property with a book value in excess of $10,000,000 owned by the Borrower and its Subject Subsidiaries, as of the date hereof showing the street address, county or other relevant jurisdiction, state, and record owner thereof.  The Borrower and each Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens other than Permitted Liens.

5.09                           Environmental Matters.

(a)                                  Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non-compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 Neither the Borrower nor any of its Subsidiaries nor any property currently or, to the knowledge of Borrower or any of its Subsidiaries, previously owned, operated or leased by or for Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 5.09(c), as of the Restatement Closing Date and as of each date for which such Schedule has been supplemented in accordance with Section 6.02(i), neither the Borrower nor any of its Subsidiaries is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42  U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)                                 There are no facts, circumstances or conditions known to Borrower or any of its subsidiaries arising out of or relating to the operations or ownership of Borrower or any of its Subsidiaries or of the property owned, operated or leased by Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders that could be reasonably expected to result in any material Environmental Liabilities, unless such liabilities are (i) covered by environmental liability insurance, (ii) subject to an indemnity from a Governmental Party, or (iii) subject to an indemnity satisfactory to the Borrower from a Person that is not an Affiliate of the Borrower that the board of directors of the Borrower have determined in good faith is appropriately credit worthy in relation to the potential amount of such liabilities.

(e)                                  As the date hereof, no Environmental Lien has attached to any property of Borrower or its Subsidiaries and, to the knowledge of Borrower or its Subsidiaries, no facts, circumstance or conditions exist that could, individually or in the aggregate, reasonably be expected to result in an Environmental Lien that would have a Material Adverse Effect.

(f)                                    Neither Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, as of the Restatement Closing Date, any investigation or assessment or Remedial Action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower or any of its Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.10                           Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11                           Taxes. The Borrower and its Subsidiaries have filed all federal and all material state and other tax returns and reports required to be filed, and have paid all federal and all material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                           ERISA Compliance

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower or any ERISA Affiliate after due and diligent investigation, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of the Borrower or any ERISA Affiliate after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA.

(d)                                 (i) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangements”), any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) except for Foreign Government Schemes or Arrangements, no Loan Party or Subsidiary of any Loan Party maintains or contributes to any employee benefit plan that is not subject to the Laws of the United States of America.

5.13                           Subsidiaries; Equity Interests.  As of the Restatement Date and as of each date for which such Schedule 5.13 has been supplemented in accordance with Section 6.02(i): (i) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries (other than COI Ceramics, Inc.) have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and liens permitted under Section 7.01(c); (ii) the Borrower and its Subject Subsidiaries have no Investments constituting Equity Interests in any Person other than (x) Subject Subsidiaries and (y) those specifically disclosed in Part (b) of Schedule 5.13; (iii) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Restatement Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation; and (iv) the charter of each Loan Party and each amendment thereto (in the form of the copies provided pursuant to Section 4.01(b)(vi)) is valid and in full force and effect.

5.14                           Margin Regulations; Investment Company Act

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

5.15                           Disclosure. The Borrower has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

5.16                           Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                           Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries own, or have secured licenses for, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, and other intellectual property rights used in the operation of their respective business (collectively, “IP Rights”). To the knowledge of each Loan Party and its Subject Subsidiaries, the use of the IP Rights in connection with such businesses does not materially infringe or misappropriate the rights of any other Person.  To the knowledge of the Borrower and its Subject Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subject Subsidiaries materially infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing, that, in either case, would reasonably be expected to have a Material Adverse Effect.

5.18                           Solvency. The Loan Parties are, on a consolidated basis, Solvent.

5.19                           Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

5.20                           Perfection, Etc. Except as otherwise set forth in Section 6.15 or not required pursuant to Section 6.12, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or will be duly made or taken immediately after the Restatement Closing Date, and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral subject to Specified Statutory Liens, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will be duly made or taken immediately after the Restatement Closing Date.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

5.21                           Designated Senior Indebtedness. The Indebtedness under the Loan Documents and all other Obligations constitute (i) “Senior Indebtedness” and “Designated Senior Indebtedness” under the Senior Subordinated Notes Indenture and the Convertible Notes Indenture, respectively, and (ii) senior indebtedness as defined in terms analogous to the foregoing terms under any other Material Debt Documents with respect to Material Debt that is subordinated in right of payment to the Obligations.

5.22                           Loan Parties Consolidated Assets. The Borrower and the Guarantors collectively own at least 85% of the consolidated total assets of the Borrower.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01                           Financial Statements. Deliver to the Administrative Agent and each Lender (including through electronic and other customary internet-based means), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended March 31, 2007), an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended July 1, 2007), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

6.02                           Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating (which certificate and the statements contained therein may be limited in form, scope and substance to the extent required by accounting rules or guidelines in effect from time to time and to the extent delivery of any such certificate is permitted pursuant to such rules or guidelines) that in making the examination necessary therefor no knowledge was obtained of any Default existed as of the date of such statements or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.10, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the chief financial officer of the Borrower describing in reasonable detail (including amounts) all Acquisitions consummated in such period pursuant to Section 7.03(f) and all Investments in Foreign Subsidiaries, Joint Ventures and other minority interests during such period made pursuant to Section 7.03(g);

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing or receipt thereof, (i) copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Material Debt Document (relating to Material Debt incurred under Section 7.02(c) or (d)) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02, and (ii) copies of all notices, requests, demands, waivers, forbearances and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Debt Document with respect to any event, development or circumstance that could be adverse in any material respect (including the occurrence of any default) to (A) the Borrower, any Material Subsidiaries or the Borrower and its Subsidiaries taken as a whole or (B) the rights, interests and remedies of the Secured Parties under any of the Loan Documents; and, from time to time upon request by the Administrative Agent, such information and reports regarding such Material Debt Document as the Administrative Agent may reasonably request;

(f)            as soon as available and in any event within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non- U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(h)           promptly after receiving any written notice of any Environmental Action against any Loan Party or any of its Subsidiaries or of any Loan Party or any of its Subsidiaries obtaining knowledge of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on occupancy or use or to be subject to any restrictions on ownership or transferability under any Environmental Law, copies of such notice;

(i)            as soon as available and in any event within 30 days after the end of (A) each fiscal year, a report supplementing Schedules 5.08(c) and 5.13 hereto, including an identification of (1) all owned real property of the type described in Section 5.08(c) disposed of for $10,000,000 or more by the Borrower or any of its Subject Subsidiaries during such fiscal year (including the street address, county or other relevant jurisdiction, state and sales prices thereof, (2) all owned real property acquired for $10,000,000 or more of the type described in Section 5.08(c) during such fiscal year (including the street address, county or other relevant jurisdiction, state, record owner, and purchase price thereof) and (3) a description of such other changes, if any, in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (B) each fiscal quarter, amendments to each Schedule referred to in Section 10 of the Security Agreement to add any additional information or change any information required to ensure the representations and warranties contained therein are true and correct in all material respects; and

(j)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or by customary electronic or internet postings) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will, subject to Section 10.08, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03                           Notices. Within three Business Days, notify the Administrative Agent and each Lender:

(a)                                  upon any Responsible Officer obtaining actual knowledge of the occurrence of any Default;

(b)           (i) of any Environmental Action or termination or cancellation of a Government Contract by a Governmental Party or subcontract with respect to a Government Contract that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (ii) upon any Responsible Officer obtaining actual knowledge of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  upon any Responsible Officer obtaining actual knowledge of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subject Subsidiary;

(e)                                  of the receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(i); and

(f)                                    of any announcement by Moody’s or S&P of any change in the Senior Secured Credit Rating.

Each notice pursuant to this Section, other than notices under clauses (d) and (f) above, shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                           Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and except where the failure to so pay or discharge could not in the aggregate be reasonably be expected to have a Material Adverse Effect.

6.05                           Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06                           Maintenance of Properties. Subject to Section 7.05, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                           Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower (other than insurance provided through ATK Insurance Company which shall be subject to reasonable and prudent re-insurance in light of the capitalization of ATK Insurance Company), insurance with respect to its properties and business, subject to the provisions of Section 13 of the Security Agreement, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any insurance provided through ATK Insurance Company which shall be subject to reasonable and prudent re-insurance in light of the capitalization of ATK Insurance Company compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing that such insurer will endeavor to give not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.  The Borrower and ATK Insurance Company shall give not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, including all re-insurance.

6.08                           Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                           Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                           Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender at the Lender’s own expense to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable governmental confidentiality and secrecy laws and requirements), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when a Specified Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                           Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including, without limitation, (a) for refinancing or replacing Credit Extensions made by the Existing Lenders, (b) for providing working capital to the Borrower and its Subsidiaries, including to enable them to perform their obligations under Government Contracts, (c) for share repurchases and dividends, and (d) for financing capital expenditures and Acquisitions.

6.12                           Covenant to Guarantee Obligations and Give Security.

(a)                                  Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Specified Default or (y) the delivery of the report (the “Report”)

required to be delivered pursuant to Section 6.02(i) indicating the formation or acquisition of any new direct or indirect Domestic Subsidiaries by any Loan Party (and as may be required in order to comply with Section 7.11) or the acquisition of any property by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest subject to Specified Statutory Liens in favor of the Administrative Agent for the benefit of the Secured Parties, unless expressly excluded from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, then the Borrower shall, in each case at the Borrower’s expense:

(i)                                     in connection with the formation or acquisition of a Domestic Subsidiary, within 10 Business Days after the delivery of the Report, cause each such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)                                  within 5 Business Days after such request or after the delivery of the Report, furnish to the Administrative Agent a description of the owned real properties having a purchase price (or in the case of a Specified Default, fair market value) of $10,000,000 or more and, in the case of a Specified Default, other properties of the Loan Parties and their respective Subsidiaries so acquired or upon which the Administrative Agent does not have a valid, first priority, perfected Lien, unless expressly excluded from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, in each case in detail reasonably satisfactory to the Administrative Agent,

(iii)                               within 10 Business Days after such request or after the delivery of the Report, duly execute and deliver, and cause each such Domestic Subsidiary and each direct and indirect parent of such Domestic Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Domestic Subsidiary, and other instruments of the type specified in Section 4.01(b)(iii)), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, except during the continuation of a Specified Default, only to the same extent that is required in the Collateral Documents,

(iv)                              within 10 Business Days after such request or after the delivery of the Report, take, and cause such Domestic Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the

Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, except during the continuation of a Specified Default, only to the same extent that is required in the Collateral Documents,

(v)                                 within 10 Business Days after such request or after the delivery of the Report, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request,

(vi)                              as promptly as practicable after such request or after the delivery of the Report, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to each parcel of real property acquired for $10,000,000 or more (except that no minimum amount shall apply in the case of a Specified Default) owned by the entity that is the subject of such request, formation or acquisition title policies, surveys and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and

(vii)                           promptly execute and deliver any and all further instruments and documents and take all such other actions as required by the Security Agreement and at any time and from time to time as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.

(b)                                 Any Subsidiary or Excluded Joint Venture that is not a Guarantor that becomes a guarantor with respect to any Material Debt of any Loan Party shall immediately comply with Section 6.12(a) as if it were a newly formed Domestic Subsidiary of a Loan Party.

6.13                           Further Assurances. Promptly upon request by any Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14                           Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract (including each Government Contract) in full force and effect, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

6.15                           Conditions Subsequent to the Restatement Closing Date. (a) Within 60 days after the Restatement Closing Date (which time period may be extended by an additional 60 days at the sole discretion of the Administrative Agent), furnish to the Administrative Agent such items required under Section 4.01(b)(iv) and Section 4.01(b)(viii) that were not delivered on or prior to the Restatement Closing Date in accordance with such sections, in each case in compliance with the provisions of, and together with the other requirements set forth in, such sections, (b) within 30 days after the Restatement Closing Date (which time period may be extended by an additional 30 days at the sole discretion of the Administrative Agent), at the sole discretion of the Administrative Agent, furnish to the Administrative Agent a supplement to the Intellectual Property Security Agreement, and (c) comply with the requirements of Section 15(h) of the Security Agreement, if applicable.

6.16                           Assignable Government Contract Claims. The Borrower and each other Loan Party shall (a) within thirty days following the date thereof, notify the Administrative Agent upon (i) entering into any individual Government Contract with Assignable Government Contract Claims in excess of $40,000,000 (with descriptions of the contract, Government Party and Loan Party), and (ii) the termination or cancellation of any Government Contract with Government Contract Claims (remaining as of such time) in excess of $50,000,000 and (b) comply with each provision in the Security Agreement with respect to Government Contract Claims, including, without limitation, execution and delivery of Assignments of Government Contract Claims and Notices of Assignments of Government Contract Claims.

6.17                           Preparation of Environmental Reports. At the request of the Administrative Agent after the Administrative Agent shall have obtained knowledge of any circumstances that has the reasonable likelihood of Borrower or any of its Subsidiaries incurring any Environmental Liability that could reasonably be expected to result in a Default or a Material Adverse Effect as a result of any information provided under Section 6.02(h) or (j) or Section 6.03(a) or (b) hereunder or through other publicly available information filed with the SEC, the Borrower shall provide to the Lenders within sixty days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant access at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment subject to government approvals, if such approvals are required.  The Borrower shall take all reasonable steps to obtain any such required government approvals.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 7.02(e), (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 (i) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and (ii) Permitted Encumbrances; provided further, that if a Loan Party or any Subsidiary is permitted to create or suffer any of the Permitted Liens described in this Section 7.01(g) that have been or will be recorded against the applicable property after the date hereof, the Administrative Agent shall subordinate the lien of the mortgage to such Permitted Lien, promptly after any such written request by a Loan Party or Subsidiary, as applicable;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)                                     Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(j)                                     Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on any Property acquired, in each case, in connection with any Acquisition permitted under Section 7.03(f); provided that such Liens were not created in contemplation of such Acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and the obligations secured thereby are permitted under Section 7.02(g);

(k)                                  (i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary;

(l)                                     (i) precautionary Uniform Commercial Code filings by lessors under operating leases covering solely the property subject to such leases and (ii) Uniform Commercial Code filings in respect of Liens permitted under this Section 7.01;

(m)                               Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a Governmental Party by operation of Parts 32 and 45 of the Federal Acquisition Regulation, all implementing contract provisions at Part 52, and any corresponding provisions in any applicable agency Federal Acquisition Regulation Supplement in connection with the performance by the Borrower and its Subsidiaries under a Government Contract (and not arising out of a default under such Government Contract);

(n)                                 other Liens securing obligations outstanding in an aggregate amount not to exceed $50,000,000; and

(o)                                 Liens on any segregated and identifiable proceeds of any assets subject to a Lien permitted by the foregoing clauses of this Section 7.01 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law.

7.02                           Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness of the Borrower under the Senior Subordinated Notes and the Convertible Notes and guarantees thereof by the Guarantors;

(c)                                  so long as no Default is continuing or would result therefrom, Indebtedness of the Borrower that (i) is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (ii) has a scheduled maturity no earlier than six months after the latest scheduled maturity of any Facility, (iii) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (iv) has covenants and defaults (A) no more restrictive to the Borrower and its Subsidiaries than those contained in the Senior Subordinated Indenture, taken as a whole, (which, if reasonably requested by the Borrower, may be confirmed by the Administrative Agent, it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to giving such confirmation), or (B) otherwise acceptable to the Required Lenders, and (v) which may be guaranteed by the Guarantors on the same subordination terms as in clause (i) above; provided, that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date six months after the latest scheduled maturity of any Facility (it being agreed that conversion and redemption provisions substantially similar to the conversion and redemption provisions of any Convertible Notes shall in any event be permitted);

(d)                                 so long as (i) no Default is continuing or would result therefrom, and (ii) after giving pro forma effect to the incurrence thereof, the Borrower would have been in compliance with the Consolidated Leverage Ratio covenant set forth in Section 7.10(b) for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered, unsecured Senior Debt of the Borrower that (A) has a scheduled maturity no earlier than six months after the latest scheduled maturity of any Facility, (B) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control, and, to the extent then customary, an asset sale, and (C) has covenants and defaults applicable to the Borrower and its Subsidiaries customarily contained in senior note indentures (and in any event, without limiting the foregoing, less restrictive than those contained in this Agreement, it being understood that the Senior Subordinated Notes Indenture is less restrictive than this Agreement); provided, that if such Indebtedness is to be in the form of Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date six months after the latest scheduled maturity of any Facility (it being agreed that conversion and redemption provisions substantially similar to the conversion and redemption provisions of any Convertible Notes shall in any event be permitted);

(e)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.02(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct and contingent obligors thereof shall not be changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate;

(f)                                    (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary, and (ii) intercompany Indebtedness among the Borrower and its Subsidiaries, in each of clauses (i) and (ii), so long as such Guarantee or intercompany Indebtedness is an Investment permitted under Section 7.03;

(g)                                 Indebtedness in respect of Capitalized Leases, Synthetic Leases and purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 7.01(i); provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000; and

(h)                                 Indebtedness not otherwise permitted by this Section 7.02 in an aggregate principal amount outstanding at any time not to exceed $100,000,000.

7.03                           Investments. Make or hold any Investments, except:

(a)                                  Investments held by the Borrower or a Subsidiary in the form of Cash Equivalents; provided, that ATK Insurance Company may also hold any other reasonable Investments in the ordinary course of its operations;

(b)                                 (i) Investments of the Borrower in any Guarantor, (ii) Investments of any Guarantor in the Borrower or another Guarantor, and (iii) Investments by Subsidiaries that are not Loan Parties in any Loan Party;

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)                                 Investments existing on the date hereof and set forth on Schedule 7.03(d);

(e)                                  Investments by the Borrower in Swap Contracts in the ordinary course of business not prohibited under Section 7.16; and

(f)                                    Investments consisting of Acquisitions; provided that, with respect to each Acquisition made pursuant to this Section 7.03(f):

(A)                              if such Acquisition is in respect of (i) a Person, such Person shall become a wholly-owned Domestic Subsidiary and such Domestic Subsidiary shall comply with the requirements of Section 6.12, and (ii) the assets of a Person, a Loan Party shall acquire such assets and such Loan Party shall comply with the requirements of Section 6.12;

(B)                                the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be in, or substantially related to, the aerospace, defense or commercial ammunition industries;

(C)                                such Acquisition shall not include or result in any Environmental Liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of any Material Subsidiary or of the Borrower and its Subsidiaries, taken as a whole unless such liabilities are (x) covered by environmental liability insurance, (y) subject to an indemnity from a Governmental Party or (z) subject to an indemnity satisfactory to the Borrower from the seller of such Person, property or assets (or an Affiliate thereof) and the board of directors of the Borrower have determined in good faith that the seller or such Affiliate thereof is appropriately creditworthy in relation to the potential amount of such Environmental Liabilities;

(D)                               immediately before and immediately after giving pro forma effect to any such Acquisition, (i) no Default shall have occurred and be continuing and (ii) the noncash consideration for such Acquisition may consist solely of Company Stock; provided that (1) the Borrower shall demonstrate in reasonable detail that after giving pro forma effect to the Acquisition (including, without limitation, the incurrence and assumption of any Indebtedness in connection therewith), the Borrower would be in compliance by more than 0.25:1.00 with the Consolidated Leverage Ratio covenant set forth in Section 7.10(b); and (2) for the purposes of this Section 7.03, pro forma compliance with respect to Section 7.10 shall be computed for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered;

(E)                                 the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least two Business Days following the date on which any such purchase or other acquisition is to be consummated a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(g)                                 Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed 10% of the consolidated total assets of the Borrower (determined on a pro forma basis as of the end of the prior fiscal year); provided that, with respect to each Investment made pursuant to this Section 7.03(g):

(A)                              such Investment shall not include and would not reasonably be expected to result in any Environmental Liabilities material to the business, financial condition, operations or prospects of any Material Subsidiary or of the Borrower and its Subsidiaries, taken as a whole unless such liabilities are (x) covered by environmental liability insurance, (y) subject to an indemnity from a Governmental Party, or (z) subject to an indemnity satisfactory to the Borrower from the seller of such Person, property or assets (or an Affiliate thereof) and the board of directors of the Borrower have determined in good faith that the seller or such Affiliate thereof is appropriately creditworthy in relation to the potential amount of such Environmental Liabilities;

(B)                                such Investment shall be in Persons, property and assets which are part of, or in lines of business which are in, or substantially related to, the aerospace, defense or commercial ammunition industries; provided, that the aggregate amount of Investments under this Section 7.03(g) shall be permitted only if, after giving pro forma effect thereto, the Loan Parties would be in compliance with Section 7.11;

(C)                                any determination of the amount of such Investment shall include all cash consideration and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment;

(D)                               immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing; provided that pro forma compliance with respect to Section 7.10 shall be computed for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered; and

(h)                                 Investments by the Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Mulitiemployer Plan.

7.04                           Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Domestic Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person;

(b)                                 any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)                                  any Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party for no consideration, or, in the case of this clause (ii), pursuant to a Disposition which is in the nature of a liquidation; and

(d)                                 in connection with any Acquisition permitted under Section 7.03(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Domestic Subsidiary of the Borrower that complies or is in compliance with Section 6.12.

7.05         Dispositions. Make any Disposition, except:

(a)           Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Borrower in good faith determines is surplus property and as a result is no longer useful or economic in the conduct of the business of the Borrower and its Subsidiaries;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are, within 30 days after such Disposition, applied to the purchase price of such replacement property;

(d)           Dispositions of property by (x) the Borrower to any Guarantor and (y) any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that for Dispositions described in clause (y) above, if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)           (i) Dispositions permitted by Section 7.04 and (ii) the grant of any Lien permitted by Section 7.01;

(f)            Dispositions of Cash Equivalents;

(g)           Non-exclusive licenses of IP Rights (i) in the ordinary course of business, and (ii) in favor of a Governmental Party in respect of IP Rights developed during the performance of a Government Contract with such Governmental Party to the extent that such license was (A) required by the Federal Acquisition Regulation or (B) contemplated by the Federal Acquisition Regulation and included in such Government Contract if the Borrower reasonably determines that such license was necessary or advisable in order to procure such Government Contract;

(h)           concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an operating lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable governmental pricing of such assets; and

(i)            Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (i) during the term of this Agreement shall not exceed 15% of the consolidated total assets of the Borrower in any one fiscal year and 20% of the consolidated total assets of the Borrower in the aggregate since the Restatement Closing Date (in each case, determined as of the date of the most recently delivered financial statements pursuant to Section 6.01) and (iii) the price for such asset shall be paid to the Borrower or such Subsidiary for at least 80% cash consideration;

provided, however, that any (x) Disposition pursuant to Section 7.05(a)(ii), Section 7.05(b) through Section 7.05(f) (other than Section 7.05(d) and Section 7.05(e)(ii)) shall be for fair market value, (y) any Disposition of Equity Interests in a Subsidiary pursuant to Section 7.05(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 7.03(g), and (z) any Disposition of assets to another Person pursuant to Section 7.05(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 7.03(g); provided, further, that no assets shall be Disposed of under Section 7.05(i) in connection with an asset securitization transaction.

7.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)           the Borrower may make Restricted Payments so long as (1) the Material Debt Documents then outstanding would permit such Restricted Payment, and (2) if, after giving effect thereto, either (A) the pro forma Consolidated Senior Leverage Ratio would be less than 2.00:1.00 or (B) the aggregate amount of such Restricted Payments would be less than the sum of (x) $50,000,000 in each fiscal year plus (y) up to 100% of the Net Cash Proceeds from the sale or issuance by the Borrower of any of its Equity Interest since the Restatement Closing Date not used to make any Restricted Payments under Section 7.06(c) above plus (z) 50% of the Consolidated Net Income since the Restatement Closing Date; and

(e)           so long as such Restricted Payment would be permitted under the Material Debt Documents then outstanding, the Borrower may (A) redeem or purchase the Convertible Notes, in whole or in part, at a redemption or purchase price not to exceed 100% of the principal amount of the Convertible Notes to be redeemed, together with accrued or unpaid interest thereon with any premium or other additional cash amounts with respect thereto to be paid pursuant to Section 7.06(d); provided, that after giving pro forma effect to such redemption or repurchase and any transactions related thereto, (i) the Borrower shall be in compliance with the covenants set forth in Section 7.10, and (ii) the Borrower shall have a minimum of $75,000,000 of any combination of cash on hand and availability under a revolving credit facility or (B) refinance the Convertible Notes, in whole or in part, using subordinated Indebtedness having a maturity date longer than the debt being refinanced and having subordination terms not materially less favorable to the Lenders than the terms of the debt being refinanced.

7.07         Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08         Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties, (b) Restricted Payments permitted to be made pursuant to Section 7.06, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Borrower or such Subsidiary, (c) the grant of stock options or similar rights  to employees and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower, (d) loans or advances to employees in the ordinary course of business in accordance with past practices of the Borrower and its Subsidiaries to the extent permitted under Section 7.03, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time, and (e) the payment of reasonable fees to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries.

7.09         Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or to make Investments in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof, (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, or (C) any other agreement or instrument entered into after the Restatement Closing Date, provided that the encumbrances or restrictions in any such other agreement or instrument are no more restrictive in any material respect than those contained in this Agreement, the Senior Subordinated Notes Indenture or the Convertible Notes Indenture, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower other than the Senior Subordinated Notes Indenture as in effect on the date hereof, the Convertible Notes Indenture as in effect on the date hereof and any Material Debt Document governing Indebtedness permitted under Section 7.02(c), (d) or (h) so long as the applicable provisions thereof are no more restrictive in any material respect than the Senior Subordinated Notes Indenture or this Agreement as in effect on the date hereof or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person other than the Senior Subordinated Notes Indenture as in effect on the date hereof, the

Convertible Notes Indenture as in effect on the date hereof, any Material Debt Document governing Indebtedness permitted under Section 7.02(c) or (h) so long as the applicable provisions thereof are no more restrictive in any material respect than the Senior Subordinated Notes Indenture as in effect on the date hereof, and any Material Debt Document governing Indebtedness permitted under Section 7.02(d) or (h) so long as such provisions are no more restrictive in any material respect than customary provisions contained in senior note or senior discount note indentures as determined in the reasonable discretion of the Administrative Agent; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than customary provisions in the indentures and the Material Debt Documents referred to in clause (a)(iii) above so long such indentures and the Material Debt Documents do not require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure any obligations of the Borrower or its Subsidiaries with respect to any of the Loan Documents.

7.10         Financial Covenants.

(a)           Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.

(b)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter.

Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio

Restatement Closing Date through March 31, 2007	4.50:1:00
April 1, 2007 through July 1, 2007	4.50:1:00
July 2, 2007 through September 30, 2007	4.25:1:00

October 1, 2007 through June 29, 2008	4.25:1:00
June 30, 2008 and each fiscal quarter thereafter	4.00:1:00

7.11         Loan Parties Consolidated Assets. Notwithstanding anything to the contrary, permit the Borrower and the Guarantors collectively at any time to own less than 85% of the consolidated total assets of the Borrower determined as of the date of the last financial statements delivered pursuant to Section 6.01, including, without limitation, as the result of any Disposition or Investment.

7.12         Amendments of Organization Documents. Amend any of its Organization Documents in a manner that adversely affects the rights of the Agents or the Lenders under the Loan Documents on their ability to enforce the same.

7.13         Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) fiscal year.

7.14         Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except the refinancing of subordinated Indebtedness with other Indebtedness to the extent permitted under Section 7.02(c), (d) or (h) and except to the extent permitted under clause (d) or (e) of Section 7.06 or (b) voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness incurred under Section 7.02(d), except so long as no Default is continuing or would result therefrom.

7.15         Amendment, Etc. of Related Documents. Cancel or terminate any Senior Subordinated Notes Document, the Convertible Notes Document or any Material Debt Documents with respect to subordinated Material Debt or consent to or amend, modify or change in any manner any term or condition thereof or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition thereof, agree in any manner to any other amendment, modification or change of any term or condition thereof or take any other action in connection therewith that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender, other than any termination thereof in connection with the payment in full of all Obligations thereunder.

7.16         Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving Swap Contracts, including commodity options or futures contracts, which are speculative in nature and not in the ordinary course of business.

7.17         Material Contracts. Cancel or terminate, or, to the extent it has the power to do so (including through compliance with and performance of all terms and obligations of Material Contracts), permit the cancellation or termination of, Material Contracts involving aggregate consideration payable to the Borrower and its Subsidiaries in any fiscal year of more than 25% of the consolidated revenues of the Borrower and its Subsidiaries for the prior fiscal year.

7.18         No Other Designated Senior Indebtedness. Designate any Indebtedness, other than Indebtedness arising under the Loan Documents, as “Designated Senior Indebtedness” or analogous provision under the Senior Subordinated Notes Indenture, or the Convertible Notes Indenture or any analogous term describing senior indebtedness under any Material Debt Document in respect of subordinated Material Debt.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of 6.03(a), 6.05, 6.11, or Article VII; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party shall have become aware of such failure; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)           Cross-Default. Any Loan Party or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any applicable grace period in respect of any Indebtedness (including Swap Contracts) or Guarantee of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or otherwise relating to such Indebtedness, or any other event occurs (including any termination event or analogous provision in any Swap Contract), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)           Judgments. There is entered against any Loan Party or any Subsidiary  a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and  (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $25,000,000; or

(j)            Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control. There occurs any Change of Control; or

(l)            Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected first priority lien (subject to Specified Statutory Liens and, in the case of Mortgaged

Properties only, Liens permitted under Section 7.01(g)) on and security interest in the Collateral purported to be covered thereby or any Loan Party shall so assert such invalidity or lack of perfection or priority.

8.02         Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III, but excluding principal and interest under the Loans) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01         Appointment and Authorization of Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits (including indemnities) and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), the L/C Issuers (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03         Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04         Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Closing Date specifying its objection thereto.

9.05         Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06         Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07         Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of such Agent.

9.08         Agents in their Individual Capacities. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders or the L/C Issuers. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09         Successor Agents. Any Agent may resign as Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If any Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender” shall mean such successor agent, Letter of Credit issuer and swing line lender, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

9.10         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11         Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12         Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “sole bookrunning manager,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

10.01       Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(b), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)            release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

and provided further that no amendment, waiver or consent shall (i) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), 2.06(b) or 8.03, respectively, in any manner that materially and adversely affects the Lenders under the Revolving Credit Facility or a Term Facility unless in writing and signed by the Required Revolving Credit Lenders and the applicable Required Term Lenders, as the case may be, under the adversely affected Facility or (ii) require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facilities remains in effect unless in writing and signed by the applicable Required Term Lenders; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and the Borrower may replace any Defaulting Lender with the consent of the Administrative Agent (such consent not to be unreasonably withheld) in accordance with Section 10.16. In the event that any amendment or waiver to this Agreement or any Loan Document or any consent to departure therefrom has been requested and any Lender does not agree to such amendment, waiver or consent, the Borrower may replace any such Lender not agreeing to such amendment, waiver or consent in accordance with Section 10.16.

10.02       Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed and delivered by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All other communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(e)           Updated Notice Information, Etc. Any party hereto may change its address, telephone number, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto as provided in this Section 10.02. In addition, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

10.03       No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04       Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent and the cost of independent public accountants and other outside experts retained by any Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

10.05       Indemnification by the Borrower. Whether or not the Transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact and, with respect to funds, their respective trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers, the Swing Line Lender and, so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, in the case of contemporaneous assignments by any Lender to one or more Approved Funds of such Lender, only a single processing and recording fee shall be payable for such assignments).  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment or in the case of an Eligible Assignee that shall become a party hereto in accordance with Section 2.14(a), the L/C Issuers and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 10.07(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). In addition, notwithstanding anything to the contrary contained herein, if at any time any other L/C Issuer, in its capacity as Lender, assigns all of its Commitments and Loans pursuant to Section 10.07(b), such Lender may, upon 30 days’ notice to the Borrower and the other Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders (subject to such Lender’s acceptance of such appointment) a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer. If such Lender resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

10.08       Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent  required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to any Agents or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Law.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09       Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.

10.10       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11       Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, facsimile or pdf.

10.12       Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15       Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower and to the Administrative Agent, at least three Business Days prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to, or for the account of, such Foreign Lender by the Borrower pursuant to the Loan Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to, or for the account of, such Foreign Lender by the Borrower pursuant to the Loan Documents) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and to the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, and (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to, or for the account of, such Foreign Lender by the Borrower pursuant to the Loan Documents, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Borrower and the Administrative Agent at least three Business Days prior to the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in each case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender is required to transmit with such form pursuant to the Code and the Treasury Regulations, and any other certificate or statement of exemption required under the Code or the Treasury Regulations, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)          The Borrower shall not be required to pay any additional amount to, or for the account of, any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8BEN or W-8IMY (or any successor form thereto) pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 to the extent that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, (A) such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate, or (B) the rate at which such Lender or other Person is subject to tax is increased.

(iv)          The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b)           Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(c)           If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative and the other Arrangers, on the other hand, (b) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each other Arranger is and has been acting solely as a principal with respect to the Borrower or any of its Affiliates and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any other Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the other Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, nor any other Lead Arranger, has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Loans and Commitments (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower.  Upon the making of any such assignment, the Borrower shall (x) pay in full any amounts payable pursuant to Section 3.05 and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding; provided, however, that (i) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Administrative Agent and shall be an assignment or assignments pursuant to Section 10.07(b) of all of the rights and obligations of the assigning Lender under this Agreement, and (ii) no Lender shall be obligated to make any such assignment pursuant to Section 10.07(b) as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.

10.18       Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, EACH AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.19       Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20       Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuers that each such Lender, Swing Line Lender and the L/C Issuers has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

10.21       USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be  duly executed as of the date first above written.

ALLIANT TECHSYSTEMS INC.

By:	/s/ John L. Shroyer
Name:	John L. Shroyer
Title:	Senior Vice President and Chief Financial
Officer

By:	/s/ Keith D. Ross
Name:	Keith D. Ross
Title:	Senior Vice President, Secretary and
General Counsel

BANK OF AMERICA, NA., as
Administrative Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA NA., as a Lender, an L/C
issuer and a Swing Line Lender

By:	/s/ Michael J. Colon
Name:	Michael J. Colon
Title:	Vice-President

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY,
as a lender

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Michael Madnick
Name: Michael Madnick
Title: Managing Director

By:	/s/ Yun Muzichenko
Name:Yun Muzichenko
Title: Director

Commerzbank AG, New York and Grand Cayman
Branches, as a Lender

By:	/s/ Al Morrow
Name:	Al Morrow
Title:	Assistant Vice President

By:	/s/ Graham Warning
Name: Graham Warning
Title: Assistant Vice President

FORTIS CAPITAL CORP., as a Lender

By:	/s/ John W. Deegan
Name:	John W. Deegan
Title:	Senior Vice President

By:	/s/ Steven Silverstein
Name:	Steven Silverstein
Title:	Vice President

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender

By:	/s/ Alison Trapp
Name:	Alison Trapp
Title:	Duly Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS LP.,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

HUA NAN COMMERCIAL BANK, LTD.
NEW YORK AGENCY as a Lender

By:	/s/ Te-Chin Wang
Name:	Te-Chin Wang
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Richard C. Smith
Name:	Richard C. Smith
Title:	Executive Director

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name: Louis Alder
Title: Director

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Senior Vice President & Team Leader

NATIONAL CITY BANK, as a Lender

By:	/s/ Daniel R. Raynor
Daniel R. Raynor
Vice President

PEOPLE’S BANK, as a Lender

/s/ George F. Paik
George F. Paik
Vice President

REGIONS BANK, as a Lender

By:	/s/ Jay Ingram
Name:	Jay Ingram
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a
Lender

By:	/s/ L. Peter Yetman
Name: L. Peter Yetman
Title: Senor Vice President

The Bank of New York, as a Lender

By:	/s/ Walter C. Parelli
Name:	Walter C. Parelli
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a
Lender

By:	/s/ Courtney L. O’Connor
Name:	Courtney L. O’Connor
Title:	2nd Vice President

UNITED OVERSEAS BANK LIMITED, NEW
YORK AGENCY, as a Lender

By:	/s/ George Lim
Name: George Lim
Title: SVP and GM

By:	/s/ Mario Sheng
Name: Mario Sheng
Title: AVP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Peter I. Bystol
Name:	Peter I. Bystol
Title:	Assistant Vice President

Schedule I

GUARANTORS

Ammunition Accessories Inc.
ATK Commercial Ammunition Company Inc.
ATK Commercial Ammunition Holdings Company Inc.
ATK Launch Systems Inc.
ATK Space Systems Inc.
Federal Cartridge Company
Micro Craft Inc.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                       ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

The undersigned hereby requests pursuant to Section 2.02(a) of the Agreement (select one):

☐ A Borrowing of [Term] [Revolving] Loans

☐ A conversion or continuation of [Term] [Revolving] Loans

1.             On                                                                (a Business Day).

2.             In the aggregate principal amount of $                              .

3.             Comprised of [Eurodollar Loans] [Base Rate Loans] [to be borrowed] [to be continued] [to be converted into [Eurodollar Loans] [Base Rate Loans]].

4.             For Eurodollar Rate Loans to be borrowed, continued or converted into: with an Interest Period of         months.

Any request for a Revolving Credit Borrowing herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement.

ALLIANT TECHSYSTEMS INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                       ,

To:	Bank of America, N.A., as Swing Line Lender and
Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

The undersigned hereby requests a Swing Line Loan pursuant to Section 2.04(b) of the Agreement:

1.             On                                                                                (a Business Day).

2.             In the principal amount of $                                 .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

ALLIANT TECHSYSTEMS INC.

By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned, Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of            DOLLARS AND            CENTS ($         ) or, if less, the unpaid principal amount of the [Term A Loan] [Incremental Term Loan] made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented [(including pursuant to the Incremental Term Facility Supplement dated           ,         )] or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

The Borrower promises to pay interest on the unpaid principal amount of the [Term A Loan] [Incremental Term Loan] until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The [Term A Loan] [Incremental Term Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Except as provided in the Agreement, this [Term A Note] [Incremental Term Loan] may not be assigned by the Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ALLIANT TECHSYSTEMS INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned, Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of        DOLLARS AND          CENTS ($          ) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

The Borrower promises to pay interest on the unpaid principal amount of all Revolving Credit Loans until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Except as provided in the Agreement, this Revolving Credit Note may not be assigned by the Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ALLIANT TECHSYSTEMS INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                  , 20

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                               of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant or independent chartered accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the actual knowledge of the undersigned as of the date of this Compliance Certificate, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in the other Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                  ,                           ..

ALLIANT TECHSYSTEMS INC.

By:
Name:
Title:

For the Quarter/Year ended                                                      (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10 (a) — Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges (see below) for Subject Period:	$

		3.	Income tax expenses for Subject Period:	$

		4.	Depreciation and amortization for Subject Period:	$

		5.	Non-recurring or extraordinary, non-cash expenses for Subject Period or any future period in an amount not to exceed $25,000,000 for Subject Period:	$

		6.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5):	$

	B.	Consolidated Interest Charges for Subject Period:

1.

Sum of interest, premium payments, debt discount, fees, charges and related expenses (excluding expenses of issuance) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP for Subject Period:

$

		2.	Portion of rent expense on a consolidated basis for Subject Period under Capitalized Leases treated as interest in accordance with GAAP:	$

		3.	Consolidated Interest Charges (Lines I.B.1 + 2)	$

	C.	Consolidated Interest Coverage Ratio (Line I.A.6 ÷ Line I.B.3):		to 1.00

Minimum required: 3.00 to 1.00 as of the end of each Statement Date.

II.	Section 7.10 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:

		1.	Outstanding principal amount of all obligations for borrowed money (whether current or long term) and all obligations evidenced by bonds, debentures, notes, loan agreements and similar instruments:	$

		2.	Outstanding principal amount of all purchase money Indebtedness:	$

		3.	Direct or contingent obligations arising under Financial Letters of Credit, bankers’ acceptances, bank guarantees and similar instruments:	$

		4.	Obligations in respect of the deferred price of property or services (other than trade accounts payable in the ordinary course of business):	$

		5.	Attributable Indebtedness:	$

		6.	All obligations in respect of Disqualified Equity Interests:	$

		7.	Off-Balance Sheet Liabilities:

		8.	Without duplication, all Guarantees (excluding Performance Guarantees) with respect to outstanding Indebtedness described above of Persons other than the Borrower and its Subsidiaries:	$

9.

All Indebtedness of the types described above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which the Borrower or a Subsidiary is a general partner or joint venturer unless such Indebtedness is expressly non-recourse to the Borrower and its Subsidiaries:

$

		10.	Consolidated Funded Indebtedness (Line II.A.1+2+3+4+5+6+7+8+9):	$

	B	Consolidated EBITDA for Subject Period (Line I.A.6 above):		$

	C.	Consolidated Leverage Ratio (Line II.A.10 ÷ Line II.B):		to 1.00

Maximum permitted:  From Restatement Closing Date through
March 31, 2007, 4.5:1:00;
from April 1, 2007 through June 30, 2007, 4.5:1:00;
from July 1, 2007 through September 30, 2007, 4.25:1:00;
from October 1, 2007 through June 30, 2008, 4.25:100;
from July 1, 2008 and each fiscal quarter thereafter, 4.00:1:00.

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [             ] (the “Assignor”) and [             ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Alliant Techsystems Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Amended and Restated Credit Agreement, dated as of March 29, 2007 among Alliant Techsystems Inc., the Lenders party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(1)
	$	$		%
	$	$		%
	$	$		%

[7. Trade Date:                                           ](2)

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

(1)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

* Amount to be adjusted by the counterparties to take into account any payments or prepayments for Term A Loans [Incremental Term Loan].

(2)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:](3)

By:
Name:
Title:

By:
Name:
Title:

(3) To be added for the Borrower and/or other parties (e.g. Swing Line Lender or L/C Issuer) only to the extent such consent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Credit Agreement, dated as of March 29,
2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among
Alliant Techsystems Inc., a Delaware corporation (the
“Borrower”), the Lenders from time to time party thereto, Bank of
America, N.A., as Administrative Agent, the other Agents and the
Arrangers.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the

Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2.             Payments. [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.] [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.](4)

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

(4) Administrative Agent to select first or second alternative.

EXHIBIT F

EXECUTION COPY

AMENDED AND RESTATED SUBSIDIARY GUARANTY

Dated as of March 29, 2007

From

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

THE SECURED PARTIES REFERRED TO IN
THE CREDIT AGREEMENT REFERRED TO HEREIN

Exhibit A - Guaranty Supplement

AMENDED AND RESTATED SUBSIDIARY GUARANTY

AMENDED AND RESTATED SUBSIDIARY GUARANTY, dated as of March 29, 2007 (this “Guaranty”), made by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT. Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), is party to that certain Amended and Restated Credit Agreement dated as of March 29, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, BANK OF AMERICA, N.A, as Administrative Agent for such Lenders, the other Agents and the Arrangers. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuers under the Credit Agreement and the entry by the Hedge Banks into Secured Hedge Agreements from time to time that each Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit under the Credit Agreement and the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1.        Guaranty; Limitation of Liability.  (a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)       Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance

Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)       Each Guarantor hereby unconditionally and irrevocably agrees that if any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty by such Guarantor, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

(d)       To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors in effect immediately prior to the making of such Guarantor Payment, then, subject to Section 4 hereof such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata in accordance with their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty after giving effect to Section 1(b) hereof. This Section 1(d) is intended only to define the relative rights of Guarantors and nothing set forth in this Section 1(d) is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

Section 2.        Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)       any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)       any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)       any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)        any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)       the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3.        Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)       Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)       Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)       Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage, trust deeds or deed of trust by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)       Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)        Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.        Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Maturity Date for the Revolving Credit Facility and (c) the latest date of expiration, termination or Cash Collateralization or provision of Credit Support (as defined below) therefor of all Letters of Credit and the expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Maturity Date for the Revolving Credit Facility shall have occurred and (iv) all Letters of Credit shall have expired or been terminated or, prior to the date of expiration or termination, been Cash Collateralized or credit support therefor shall otherwise have been provided in a manner satisfactory to the respective L/C Issuer in its sole discretion (“Credit Support”) and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5.        Payments Free and Clear of Taxes, Etc.  (a)  Unless provided otherwise in Section 5(g), any and all payments made by any Guarantor to, or for the account of a Secured Party, under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Secured Party, unless provided otherwise in Section 5(g), (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5(a)), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

(b)       In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents. If a Guarantor is required to pay material amounts of any Other Taxes with respect to any Loan Document, then the applicable Secured Party shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Secured Party, and as may be reasonably necessary (including designation of a different lending office, if any) to eliminate or substantially reduce the amount of such taxes otherwise payable by the Guarantor under this Section 5(b).

(c)       Unless otherwise provided in Section 5(g), each Guarantor will indemnify each Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Secured Party and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 5 shall be made within 30 days after the date such Secured Party makes written demand therefor. A certificate setting forth the amount of such payment delivered by a Secured Party to a Guarantor shall be conclusive absent the manifest error of such Secured Party. If any Secured Party receives a refund of Taxes or Other Taxes paid by any Guarantor for which such Guarantor indemnified any Secured Party pursuant to this Section 5(c), then such Secured Party shall pay the amount of such refund, net of any expenses incurred by or any Taxes or Other Taxes imposed on such Secured Party, to the applicable Guarantor within 30 days of the receipt of such amount; provided that such Guarantor agrees, upon the request of such Secured Party, to promptly return the amount of such refund to such Secured Party (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Secured Party is required to repay such refund to the relevant Governmental Authority. Nothwithstanding the foregoing, (i) no Guarantor shall be entitled to review the tax records or financial information of any Secured Party and (ii) no Secured Party shall have any obligation to pursue any refund of Taxes or Other Taxes paid by any Guarantor.

(d)       Within 30 days after the date of any payment of Taxes, the relevant Guarantor shall furnish to the Administrative Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)       Each Secured Party that is not a United States person (a “Foreign Secured Party”) shall, on or prior to the date of its execution and delivery of the Credit Agreement, in the case of each initial Secured Party, as the case may be, and on or prior to the date of the Assignment and Assumption or Secured Hedge Agreement pursuant to which it becomes a Secured Party, in the case of each other Secured Party, provide each of the Administrative Agent and such Guarantor with two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Secured Party and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to, or for the account of, such Foreign Secured Party by such Guarantor under or in respect of this Guaranty or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to, or for the account of, such Foreign Secured Party by the Guarantor under or in respect of this Guaranty or any other Loan Document) or such other evidence satisfactory to the Guarantor and the Administrative Agent that such Foreign Secured Party is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Secured Party claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Guarantor and to the Administrative Agent that such Foreign Secured Party is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, and (iii) a controlled foreign corporation related to any Guarantor within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Secured Party shall (A) promptly submit to such Guarantor and to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to such Guarantor and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to, or for the account of, such Foreign Secured Party by such Guarantor under or in respect of this Guaranty or any other Loan Document, (B) promptly notify such Guarantor and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Secured Party, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that such Guarantor make any deduction or withholding for taxes from amounts payable to such Foreign Secured Party.

(f)        Each Foreign Secured Party, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Secured Party under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Secured Party), shall deliver to such Guarantor and the Administrative Agent at least three Business Days prior to the date when such Foreign Secured Party ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of such Guarantor or the Administrative Agent (in each case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Secured Party as set forth above, to establish the portion of any such sums paid or payable with respect to which such  Foreign Secured Party acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Secured Party is required to transmit with such form pursuant to the Code and the Treasury Regulations, and any other certificate or statement of exemption required under the Code or the Treasury Regulations, to establish that such Foreign Secured Party is not acting for its own account with respect to a portion of any such sums payable to such Foreign Secured Party.

(g)       A Guarantor shall not be required to pay any additional amount to, or for the account of, any Foreign Secured Party under Section 5(a) and 5(c) with respect to (A) any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Secured Party transmits with an IRS Form W-8BEN or W-8IMY (or any successor form thereto) pursuant to Section 5(e) or 5(f) or (B) if such Foreign Secured Party shall have failed to satisfy the provisions of Section 5(e) or 5(f); provided, that if such Foreign Secured Party shall have satisfied the requirements of Section 5(e) and 5(f) on the date such Foreign Secured Party became a Foreign Secured Party or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in Section 5(e) shall relieve such Guarantor of its obligation to pay any amounts pursuant to Section 5(a) or 5(c) to the extent that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, (x) such Foreign Secured Party is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Secured Party or other Person for the account of which such Foreign Secured Party receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate, or (y) the rate at which such Foreign Secured Party or other Person is subject to tax is increased.

Section 6.        Representations and Warranties.  Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

(a)       There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b)       Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7.        Covenants.  Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment or any Secured Hedge Agreement shall be in effect, such Guarantor will, to the extent expressly set forth in the Loan Documents, perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries, as the case may be, to perform or observe.

Section 8.        Amendments, Guaranty Supplements, Etc.  (a)  No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders (except as otherwise provided in the Credit

Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Secured Parties (other than any Lender that is, at such time, a Defaulting Lender), (i) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the Obligations owing to the Secured Parties under or in respect of the Loan Documents except as provided in the next succeeding sentence, (ii) postpone any date fixed for payment hereunder or (iii) change the number of Secured Parties or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Loans or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Secured Parties or any of them to take any action hereunder. Upon any Guarantor ceasing to be a Subsidiary as a result of a transaction not prohibited under the Credit Agreement, such Guarantor shall be released from this Guaranty in accordance with Section 9.11(b) of the Credit Agreement.

(b)       Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” or a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9.        Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and shall be mailed certified or registered mail, faxed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02(a) of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02(a) of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communication may also be delivered or furnished as provided in Section 10.02(b) of the Credit Agreement and any such notices delivered through electronic communications to the extent provided in Section 10.02(b) of the Credit Agreement shall be effective as provided in such Section 10.02(b) of the Credit Agreement. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be as effective as delivery of an original executed counterpart thereof.

Section 10.      No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.      Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Loans and other Obligations due and payable pursuant to the provisions of said Section 8.02, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 12.      Indemnification.  (a)  Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such claims, damages, losses, liabilities and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b)       Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors for, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of, liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)       Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 13.      Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a)       Prohibited Payments, Etc. Except during the continuance of a Specified Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of a Specified Default, however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)       Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)       Turn-Over. After the occurrence and during the continuance of any Specified Default, each Guarantor shall, if the Administrative Agent requests pursuant to clause (ii) of subsection (d) below, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)       Administrative Agent Authorization. After the occurrence and during the continuance of a Specified Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such Subordinated Obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14.      Continuing Guaranty; Assignments under the Credit Agreement.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Maturity Date and (iii) the latest date of expiration, termination or Cash Collateralization or provision of Credit Support therefor of all Letters of Credit and the expiration or termination of all Secured Hedge Agreements, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. Subject to Section 7.04 of the Credit Agreement, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 15.      Execution in Counterparts.  This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 16.      Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)       Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.

(c)       Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.

Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)       EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	AMMUNITION ACCESSORIES INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK COMMERCIAL AMMUNITION
COMPANY INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK COMMERCIAL AMMUNITION
HOLDINGS COMPANY INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK LAUNCH SYSTEMS INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK SPACE SYSTEMS INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	FEDERAL CARTRIDGE COMPANY

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	MICRO CRAFT INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A
To The
Guaranty

FORM OF GUARANTY SUPPLEMENT

                     ,

Bank of America, N.A., as Administrative Agent
[Address of Administrative Agent]

Attention:

Amended and Restated Credit Agreement dated as of March 29, 2007 among

Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), the Lenders party to the Credit Agreement, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Guaranty or, if not defined in the Guaranty, in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.        Guaranty; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)       The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the

undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)       The undersigned hereby unconditionally and irrevocably agrees that if any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty by such Guarantor, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

(d)       To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors in effect immediately prior to the making of such Guarantor Payment, then, subject to Section 4 hereof such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata in accordance with their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty after giving effect to Section 1(b) hereof. This Section 1(d) is intended only to define the relative rights of Guarantors and nothing set forth in this Section 1(d) is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

Section 2.        Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.        Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.

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Section 4.        Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.        Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)       The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c)       The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)       THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

3

EXHIBIT G

EXECUTION COPY

AMENDED AND RESTATED SECURITY AGREEMENT

Dated March 29, 2007

From

The Grantors referred to herein

as Grantors

to

BANK OF AMERICA, N.A.

as Administrative Agent

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Schedules

Schedules I	-	Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	-	Pledged Equity and Pledged Debt
Schedule III	-	Changes in Name, Location, Etc.
Schedule IV	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule V	-	Securities Accounts; Deposit Accounts; Commodities Accounts
Schedule VI	-	New Locations of Equipment and Inventory
Schedule VII	-	Excluded Patents
Schedule VIII	-	Affected IP Collateral

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Securities Account Control Agreement
Exhibit C	-	Form of Commodity Account Control Agreement
Exhibit D	-	Form of Deposit Account Control Agreement
Exhibit E	-	Form of Intellectual Property Security Agreement
Exhibit F	-	Form of Intellectual Property Security Agreement Supplement
Exhibit G	-	Form of Consent to Assignment of Letter of Credit Rights
Exhibit H-1	-	Form of Assignment for Government Contract Claims
Exhibit H-2	-	Form of Notice of Assignment of Government Contract Claims
Exhibit H-3	-	Form of Acknowledgment of Government Contract Claims

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EXCUTION COPY

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated March 29, 2007 made by Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 26) (the Borrower, the Persons so listed and the Additional Grantors being, collectively, the “Grantors”) to Bank of America, N.A., as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article IX of the Credit Agreement (as hereinafter defined), the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1)           The Borrower entered into a Credit Agreement dated as of March 31, 2004 (as amended prior to the date hereof, the “Existing Credit Agreement”) with the Lenders, the Agents and the Arrangers (each as defined therein).

(2)           The Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement, have agreed that the existing loans and other obligations outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in the Amended and Restated Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 29, 2007 with the Borrower, the Agents and the Arrangers (each as defined therein).

(3)           Pursuant to the Credit Agreement, the Grantors are amending and restating this Agreement in order to grant to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(4)           Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule II hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule II hereto and issued by the obligors named therein.

(5)           The Grantors have, and may have from time to time, security entitlements (the “Pledged Security Entitlements”) with respect to all the financial assets (the “Pledged Financial Assets”) credited from time to time to securities accounts, including, as of the date hereof, to the accounts listed in Part A of Schedule V hereto (collectively, the “Securities Accounts”).

(6)           The Grantors have opened, and may open from time to time, deposit accounts with banks, including, as of the date hereof, the accounts listed in Part B of Schedule V hereto (collectively, the “Deposit Accounts”).

(7)           The Grantors have, and may have from time to time, commodity contracts (the “Pledged Commodity Contracts”) carried from time to time in commodities accounts,

including, as of the date hereof, to the accounts listed in Part C of Schedule V hereto (collectively, the “Commodities Accounts”).

(8)           The Borrower has opened a collateral deposit account, Account No. 12332-07636 (together with any substitute or additional collateral deposit accounts opened in the name of the Administrative Agent, collectively, the “Collateral Account”), with Bank of America, N.A. at its office at 1850 Gateway Boulevard, Concord, California 94520, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

(9)           It is a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuers under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks from time to time that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(10)         Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(11)         Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations.  “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.  The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.15 and § 357.40 through § 357.45 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:

Section 1.               Grant of Security.  Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)   all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property being the “Equipment”);

(b)   all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);

(c)   all accounts (including, without limitation, Government Contract Claims, and health care insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles and Government Contract Claims and all assignable rights and interests related thereto) and all other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)   the following (the “Security Collateral”):

(i)            the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;
(ii)           the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;
(iii)          all additional shares of stock and other Equity Interests of any Subject Subsidiary or Joint Venture (except to the extent that the organizational or other governing documents thereof prohibit such pledge) from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that such Grantor shall not be required to pledge hereunder, and the Pledged Equity shall not include, more than 65% of the aggregate shares of stock or other Equity Interests of a Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”); provided further that all of the shares of stock or other Equity Interests of such Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) shall be pledged by such Grantor; provided further that if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by such Grantor of any additional shares of Voting Foreign Stock in any such Foreign Subsidiary under this Agreement would not result in an increase in the net tax liabilities of such Grantors, then, promptly after the change in such laws, all such additional shares of Voting Foreign Stock shall be so pledged under this Agreement (for purposes of this Section 1(d)(iii));
(iv)          all additional indebtedness in excess of $1,000,000 from time to time owed to such Grantor by the Borrower or any Subsidiary or Joint Venture of such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments evidencing such indebtedness (including all intercompany notes), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
(v)           the Securities Accounts, all Pledged Security Entitlements with respect to all Pledged Financial Assets from time to time credited to any Securities Account, and all Pledged Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Security Entitlements or such Pledged Financial Assets and all subscription warrants, rights or options issued thereon or with respect thereto;

(vi)          all Commodities Accounts, all Pledged Commodity Contracts from time to time carried in the Commodities Accounts, and all value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Commodity Contracts; and
(vii)         all other investment property (excluding any Equity Interests not required to be, to the extent constituting a security, granted pursuant to Section 1(d) but otherwise including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodities accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

(e)   each agreement and contract (excluding Government Contracts, but including any subcontracts in respect of any Government Contracts of any other Person), the IP Agreements (as hereinafter defined), and each Swap Contract to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f)    the following (collectively, the “Account Collateral”):

(i)            the Collateral Account, the L/C Collateral Account (as defined below), all Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Account, the L/C Collateral Account, and the Deposit Accounts;
(ii)           all promissory notes, certificates of deposit, deposits, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and
(iii)          all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g)   the following (collectively, the “Intellectual Property Collateral”):

(i)            all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);
(ii)           all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);
(iii)          all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);
(iv)          all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);
(v)           all confidential proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual property of any type, including, without limitation, industrial designs and mask works;
(vi)          all registrations and applications for registration for any of the foregoing Patents, Trademarks and Copyrights with any Governmental Authority of the United States, including, without limitation, those registrations and applications for registration set forth on Schedule IV hereto (as such Schedule IV may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit F hereto (an “IP Security Agreement Supplement”) executed by such Grantor to the Administrative Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
(vii)         all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
(viii)        all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule IV hereto (“IP Agreements”); and
(ix)           any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h)   as may be specifically identified from time to time pursuant to a supplement to Section 9(c) (collectively, the “Commercial Tort Claims Collateral”);

(i)    all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j)    all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

Notwithstanding the foregoing provisions of this Section 1, the grant of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include, as to any Grantor: (1) any accounts, contracts, licenses or other general intangibles of such Grantor, or any permits, instruments, or chattel paper of such Grantor, if and to the extent such account, contract, license, general intangible, permit, instrument or chattel paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such account, contract, license, general intangible, permit, instrument of chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to [Sections 9-407 or 9-408] of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law, including Bankruptcy Law); provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights, title and interests as if such provision had never been in effect; (2) the lease of real property by such Grantor as lessee or sublessee not required to be subject to a Mortgage under (and as such term is defined in) the Credit Agreement; (3) any property that would otherwise be included in the Collateral if and to the extent such property consists of deposits permitted by clause (e) or (f) of Section 7.01 of the Credit Agreement; (4) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal Law; and (5) any asset subject to a Lien permitted by Sections 7.01(b), (i), (j) or (n) of the Credit Agreement, if and for so long as the contractual obligation governing such Lien prohibits the Lien of this Agreement applying to such assets.

Section 2.               Security for Obligations.  This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).

Section 3.               Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.               Government Contract Claims.  (a)  For purposes of this Agreement and the other Loan Documents, the following terms shall have the meanings set forth below:

“Assignment of Government Contract Claims” means an Assignment of Government Claims, in substantially the form of Exhibit H-1 attached hereto (with such changes or modification thereto as may be required with any changes or modifications to the Assignment of Claims Act or the Assignment of Claims Regulations).

“CCR Database” means the Central Contractor Registration database or the CCR database as used in 48 C.F.R. § 32.805(d)(4) and 48 C.F.R. § 4.1102.

“Notice of Assignment of Government Contract Claims” means a Notice of Assignment of Government Claims, in substantially the form of Exhibit H-2 attached hereto (with such changes or modification thereto as may be required with any changes or modifications to the Assignment of Claims Act or the Assignment of Claims Regulations).

(b)   (i) Other than as required under any of the Loan Documents, no assignments of any Government Contract Claims have been executed and delivered in favor of any Person, which were not forwarded to or filed with any Person (including any Governmental Authority), unless all such assignments and any notices in respect thereof existing prior to the Restatement Closing Date have been destroyed, (ii) all assignments of any Government Contract Claims and notices of such assignments forwarded to or filed with any Person (including any Governmental Authority) pursuant to 48 CFR Sections 32.802(e) and 32.805(b) on or prior to the Restatement Closing Date shall have been fully released in accordance with 48 CFR Section 32.805(e), and (iii) there are no other assignments of or Liens on Government Contract Claims other than as in favor of a Governmental Party in respect of set-off rights as provided in the Federal Acquisition Regulation.

(c)   With respect to (x) any Assignable Government Contract Claims in excess of $40,000,000 under any individual Government Contract of any Grantor, within forty-five (45) days after entering into such Government Contract, and (y) any Assignable Government Contract Claims of any or all Grantors that do not then constitute Assigned Government Contract Claims, if a Specified Default shall have occurred and be continuing, within thirty (30) days after the request of the Administrative Agent or the Required Lenders, each applicable Grantor shall take the following actions with respect to the applicable Government Contracts and Assignable Government Contract Claims on or prior to the dates indicated above:

(i)            execute and deliver to the Administrative Agent two (2) original Assignments of Government Contract Claims and Notices of Assignment of Government Contract Claims, which shall:

(A)          include a full description of the applicable Government Contract, including, (1) the contract number, (2) the date thereof, (3) the Grantor’s name and address as listed on the contract, (4) the name of the Governmental Party, the name of its office and its address, and (5) subject to any applicable laws, rules and regulations or orders relating to national security restricting such description, a description of the nature of the contract, and
(B)           with respect to each Assignment of Government Contract Claims, (1) be duly executed by an authorized officer of such Grantor (other than the secretary or assistant secretary of such Grantor), (2) be duly attested by the secretary or assistant secretary of such Grantor, and (3) to the extent not impressed with the corporate seal, include two (2) certified (by any officer) true and correct copies of the resolutions of the governing body of such Grantor authorizing the officer signing the Assignment of Government Contract Claims to execute the same;

(ii)           with respect to each such applicable Government Contract, provide the name, address and, if reasonably requested by the Administrative Agent, telephone number of (A) the contracting officer, administrative contracting officer and, if reasonably requested by the Administrative Agent, the agency head of the Governmental Party with respect to such Government Contract, (B) the surety on any bond applicable, if any, to such Government Contract (including any surety on any bond that may be applicable subsequently), and (C) the disbursing officer designated in such Government Contract to make payment; and

(iii)          notify the Administrative Agent whether the assignment of such Government Contract Claims would require the Administrative Agent to register separately in the CCR Database.

(d)   At any time that any of the following has occurred and is continuing, (x) any Event of Default under the Credit Agreement, which has not been cured, remedied or waived within ten (10) days, or, as a result thereof, the Loans and other Obligations are declared immediately due and payable, (y) any Default under Section 8.01(f) or (g) of the Credit Agreement, or (z) any Event of Default under Section 8.01(a), or, with respect to this Agreement or any Collateral, any Event of Default under Section 8.01(j) or (l) of the Credit Agreement (any of the foregoing being a “Trigger Event”), the Administrative Agent may, at the Grantors’ expense, with respect to the Assignable Government Contract Claims:

(i)            file and deliver an original Notice of Assignment of Government Contract Claims with the appropriate number of copies thereof and with the appropriate attachments as may be required (including certified copies of the Assignment of Government Contract Claims) by the Assignment of Claims Act and the Assignment of Claims Regulations to (1) the contracting officer or the agency head of the Governmental Party with respect to such Government Contract, (2) if applicable, the surety on any bond applicable to such Government Contract (including any surety on any bond that may be delivered subsequently), and (3) the disbursing officer designated in such Government Contract to make payment, and

(ii)           file, deliver, and record with any other Person or Governmental Party any other statement, notice, assignment, instrument, document or agreement or take such other action as may be deemed necessary or advisable in order to make the assignments of the Assignable Government Contract Claims in favor of the Administrative Agent for the ratable benefit of the Secured Parties effective and valid assignments under the Assignment of Claims Act and the Assignment of Claims Regulations.

Section 5.               Delivery and Control of Security Collateral.  (a)  All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of a Specified Default and with notice thereafter to any Grantor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 16(a) and any applicable laws, rules, regulations or orders relating to national security).  In addition, the Administrative Agent shall have the right at any time upon the occurrence and during the continuance of a Specified Default to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b)   With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof, upon the occurrence and during the continuance of a Specified Default, at the request of the Administrative Agent (except, if such security is in respect of the Equity Interests of a Subsidiary or a Joint Venture required to be pledged hereunder), either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Administrative Agent; provided that such instructions (including any “Notice of Exclusive Control”) shall be withdrawn in the event such Specified Default is no longer continuing.  With respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, upon the request of the Administrative Agent, upon the occurrence and during the continuance of a Specified Default such Grantor will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

(c)   With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement in which the Administrative Agent is not the entitlement holder, upon the occurrence and during the continuance of a Specified Default, at the request of the Administration Agent, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Administrative Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Administrative Agent (such agreement being a “Securities Account Control Agreement”); provided that such entitlement orders (including any “Notice of Exclusive Control”) shall be withdrawn in the event such Specified Default is no longer continuing.

(d)   With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a commodity contract, upon the occurrence and during the continuation of a Specified Default, at the request of the Administrative Agent, such Grantor shall cause the commodity intermediary with respect to such commodity contract to agree in an authenticated record with such Grantor and the Administrative agent that such commodity intermediary will apply any value distributed on account of such commodity contract as directed by the Administrative agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Administrative agent (such agreement being a “Commodity Account Control Agreement”, and all such authenticated records, together with all Securities Account Control Agreements being, collectively, “Security Control Agreements”); provided that such directions (including any “Notice of Exclusive Control”) shall be withdrawn in the event such Specified Default is no longer continuing.

(e)   Each Grantor shall cause all Pledged Debt constituting intercompany debt and evidenced by intercompany promissory notes to be delivered to the Administrative Agent in accordance with Section 5(a).

Section 6.               Maintaining the Account Collateral.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Secured Hedge Agreement shall be in effect or any Lender Party shall have any Commitment:

(a)   If a Specified Default shall have occurred and be continuing and the Administrative Agent shall have so requested, within forty-five (45) days after any such request, each Grantor shall (i) cause each bank with whom a Deposit Account is maintained to agree in a record authenticated by the Grantor, the Administrative Agent and such bank (a “Pledged Account Bank”), to comply with instructions originated by the Administrative Agent directing the disposition of funds in any Account Collateral without the further consent of the Grantor; provided that such instructions (including any “Notice of Exclusive Control”) shall be withdrawn in the event such Specified Default shall no longer be continuing and (ii) waive or subordinate in favor of the Administrative Agent all claims of the Pledged Account Bank (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment to the extent set forth in Exhibit D hereto) to Account Collateral, which authenticated record shall be substantially in the form of Exhibit D hereto, or shall otherwise be in form and substance satisfactory to the Administrative Agent (the “Account Control Agreement”) or (ii) instruct all account debtors to make all payments to one or more other Pledged Account Banks by instructing that such payments be remitted to a post office box which shall be in the name and under the control of such Pledged Account Bank under a lockbox agreement duly executed by the Grantor and such Pledged Account Bank, in form and substance satisfactory to the Administrative Agent.  Thereafter, each Grantor will maintain all Account Collateral only with the Administrative Agent or Pledged Account Banks unless such Specified Default shall no longer be continuing.

(b)   If a Specified Default shall have occurred and be continuing and the Administrative Agent shall have so requested, within ten (10 Business Days after any such request, each Grantor will (i) immediately instruct each Person (including any Governmental Party to the extent that a Trigger Event has occurred) obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to the Collateral Account or, if permitted by the Administrative Agent, to a Deposit Account maintained with a Pledged Account Bank and/or (ii) if so requested, deposit in the Collateral Account or, if permitted by the Administrative Agent, a Deposit Account at the end of each Business Day, all proceeds of Collateral and all other cash of such Grantor.  If a Specified Default shall have occurred and be continuing, each Grantor hereby authorizes the Administrative Agent to notify each Obligor that such payments have been assigned to the Administrative Agent as collateral hereunder and to instruct such Obligor to make all payments to the Collateral Account or as otherwise directed by the Administrative Agent.

(c)   If a Specified Default shall have occurred and be continuing, concurrently with or at any time after entering into an Account Control Agreement with any Pledged Account Bank, if requested by the Administrative Agent, each Grantor will instruct such Pledged Account Bank to transfer to the Collateral Account, at the end of each Business Day or such other frequency as the Administrative Agent may direct, in same day funds, an amount equal to the credit balance of the Deposit Account in such Pledged Account Bank.  If any Grantor shall fail to give any such instructions to any Pledged Account Bank, the Administrative Agent may do so without further notice to any Grantor.

(d)   During the continuation of any Specified Default, each Grantor agrees that it will not add any bank that maintains a deposit account for such Grantor or open any new deposit account with any then existing Pledged Account Bank unless (i) the Administrative Agent shall have received at least ten (10) days’ prior written notice of such additional bank or such new deposit account and (ii) if the Administrative Agent has requested that the Grantors comply with the requirement of Section 6(a), the Administrative Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Administrative Agent, an Account Control Agreement authenticated by such new bank and such Grantor, or a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit account (and, upon the receipt by the Administrative Agent of such Account Control Agreement or supplement, Schedule V hereto shall be automatically amended to include such Deposit Account).  During the continuation of any Specified Default, each Grantor agrees that it will not terminate any bank as a Pledged Account Bank or terminate any Account Collateral, except that the Grantor may terminate a Deposit Account, and terminate a bank as a Pledged Account Bank with respect to such Deposit Account, if it gives the Administrative Agent at least ten (10) days’ prior written notice of such termination (and, upon such termination, Schedule V hereto shall be automatically amended to delete such Pledged Account Bank and Deposit Account).

(e)   To the extent Section 6(a) above is applicable, if during the continuation of any Specified Default, a Grantor terminates any Deposit Account covered by an Account Control Agreement or any Pledged Account Bank with respect thereto, such Grantor will immediately, if the Administrative Agent has required that the Grantors comply with the provisions of Sections 6(a) and (b), (i) transfer all funds and property held in such terminated Deposit Account to another Deposit Account covered by an Account Control Agreement maintained with a Pledged Account Bank or to the Collateral Account and (ii) notify all Obligors that were making payments to such Deposit Account to make all future payments to another Deposit Account maintained with a Pledged Account Bank covered by an Account Control Agreement or to the Collateral Account, in each case so that the Administrative Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.  Each Grantor agrees to terminate any or all Account Collateral and Account Control Agreements upon request by the Administrative Agent.

(f)    Upon the occurrence and during the continuance of a Specified Default, the Administrative Agent shall have sole right to direct the disposition of funds with respect to each of the Collateral Account, the L/C Collateral Account, and, if Section 6(a) shall be applicable, the Deposit Accounts; and it shall be a term and condition of each of the Collateral Account, the L/C Collateral Account, and the Deposit Accounts (in the case of Deposit Accounts, only to the extent so directed by the Administrative Agent to the applicable Pledged Account Bank), notwithstanding any term or condition to the contrary in any other agreement relating to the Collateral Account, the L/C Collateral Account or the Deposit Accounts, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Collateral Account, the L/C Collateral Account or the Deposit Accounts (only to the extent so directed), as the case may be.

(g)   The Administrative Agent may, at any time and without notice to, or consent from, the Grantor, if an Event of Default shall have occurred and be continuing (i) transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Grantor’s obligations under the Loan Documents and (ii) transfer, or direct the transfer of, funds from the Deposit Accounts to the Collateral Account.

(h)   Upon the request by the Administrative Agent at any time or as otherwise required in order to Cash Collateralize Letters of Credit pursuant to the Credit Agreement, the Borrower shall immediately open a letter of credit deposit account (the “L/C Collateral Account”) with Bank of America, N.A. in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agreement and subject to this Agreement.

Section 7.               Investing of Amounts in the Collateral Account and the L/C Collateral Account.  The Administrative Agent will, subject to the provisions of Sections 6, 8 and 24, from time to time (a) invest amounts received with respect to the Collateral Account and the L/C Collateral Account in such Cash Equivalents credited to (A) the Collateral Account and the L/C Collateral Account, respectively, as the Borrower may select and the Administrative Agent may approve or (B) in the case of Cash Equivalents consisting of Securities Collateral, a securities account in which the Administrative Agent is the securities intermediary or a securities account subject to a Securities Account Control Agreement, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner.  Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the relevant Collateral Account or L/C Collateral Account.  In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Collateral Account or the L/C Collateral Account, as the case may be.

Section 8.               Release of Amounts.  So long as no Specified Default shall have occurred and be continuing, the Administrative Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents, such amount, if any, as is then on deposit in the Collateral Account and the L/C Collateral Account.

Section 9.               Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Secured Hedge Agreement shall be in effect or any Lender Party shall have any Commitment, upon the occurrence and during the continuation of a Specified Default, at the request of the Administrative Agent:

(a)   Each Grantor will maintain all (i) electronic chattel paper so that the Administrative Agent has control of the electronic chattel paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Administrative Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA”);

(b)   Each Grantor will maintain all letter-of-credit rights assigned to the Administrative Agent, so that the Administrative Agent has control of the letter-of-credit rights in the manner specified in Section 9-107 of the UCC; and

(c)   Each Grantor will promptly give notice to the Administrative Agent of any commercial tort claim in excess of $30,000,000 that arises in the future and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 10.             Representations and Warranties.  Each Grantor represents and warrants as follows:

(a)   Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth on Schedule I hereto.  Such Grantor has only the trade names, listed on Schedule IV hereto.  Such Grantor is located (within the meaning of Section 9-307 of the UCC) in the jurisdiction set forth opposite such Grantor’s name on Schedule I hereto and has its chief executive office and the office in which it maintains the original copies of each Assigned Agreement and Related Contract to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor at the address, if not its chief executive office, set forth on Schedule I hereto.  The information set forth on Schedule I hereto with respect to such Grantor is true and accurate in all respects.  For each Grantor, such Grantor has not since March 31, 2004 changed its name, location, chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational and, if applicable, tax identification number from those set forth on Schedule I hereto except as disclosed on Schedule III hereto.

(b)   Substantially all Equipment and Inventory of such Grantor is located at the locations listed on Schedule 5.08(c) to the Credit Agreement or Schedule VI hereto (other than Inventory sold in the ordinary course of business and Equipment located offsite in the ordinary course of business and Equipment or Inventory having a value, in each case, of $10,000 or less at any one location).  All Security Collateral consisting of certificated securities and instruments have been delivered to the Administrative Agent.  Copies of each Assigned Agreement have been delivered to the Administrative Agent.  None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Administrative Agent.

(c)   Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Administrative Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(d)   Such Grantor has exclusive possession and control of substantially all of the Equipment and Inventory (other than Equipment and Inventory located on property owned by any Governmental Party and operated by such Grantor) stored at any leased premises or warehouse.  In the case of Equipment and Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has (i) received notification of any secured party’s interest (other than the security interest granted hereunder) in such Grantor’s Equipment or Inventory or (ii) any Lien (other than a Permitted Lien), claim or charge (based on contract, statute or otherwise) on such Equipment and Inventory.

(e)   The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  With respect to the Pledged Equity that is an uncertificated security, such Grantor has caused the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.  If such Grantor is an issuer of Pledged Equity, such Grantor confirms that it has received notice of such security interest.  The Pledged Debt pledged by such Grantor hereunder (i) to the extent representing intercompany indebtedness, is the legal, valid and binding obligation of the issuers thereof and (ii) to the extent representing intercompany indebtedness, is evidenced by one or more promissory notes (which notes have been delivered to the Administrative Agent).

(f)    The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto.  The Initial Pledged Debt constitutes all of the outstanding Pledged Debt owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule II hereto.

(g)   Such Grantor has no deposit accounts, other than as listed on Schedule V.

(h)   No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed or will be duly filed immediately after the Restatement Closing Date, the recordation of the Intellectual Property Security Agreements referred to in Section 15(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements have been duly recorded or will be duly recorded immediately after the Restatement Closing Date or (iii) the exercise by the Administrative Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally and the taking of the actions described in Section 4(d) with respect to Assignable Government Contract Claims; provided however, that the actions described in Sections 5, 6 and 9 with respect to Security Collateral, Account Collateral, electronic chattel paper, transferable records, letter-of-credit rights and commercial tort claims respectively, shall be required to the extent set forth in such Sections upon the occurrence and during the continuance of a Specified Default.

(i)    As to itself and its Intellectual Property Collateral:

(i)            To the knowledge of such Grantor, the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate, in each case, in any material respect, the intellectual property rights of any third party; provided, that a Governmental Party may authorize or may have authorized the use of intellectual property by any Person (including any Grantor) of a third party (including any Grantor with respect to its Intellectual Property Collateral) (such authorizations, “Governmental IP Authorizations”).
(ii)           Except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor is the owner of all right, title and interest in and to the Intellectual Property Collateral (for the avoidance of doubt, other than intellectual property licensed under the IP Agreements) used in the operation of its business and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements and Governmental IP Authorizations.
(iii)          As supplemented pursuant to Section 15(g), the Intellectual Property Collateral set forth on Part I of Schedule IV hereto includes a true and complete list of all of the United States patents, patent applications, material domain names, trademark registrations and applications, copyright registrations and applications and material IP Agreements owned by such Grantor.

(iv)          All material Intellectual Property Collateral used in the operation of its business is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable.  To the knowledge of such Grantor, there are no uses of any item of material Intellectual Property Collateral used in the operation of its business that could be expected to lead to such item becoming invalid or unenforceable.
(v)           Except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor has (A) made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of Intellectual Property Collateral used in the operation of its business in full force where such Intellectual Property Collateral should be registered and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and recordation of any of its interests in the Copyrights with the U.S. Copyright Office, except with respect to Excluded Patents (as defined in Section 15) to the extent provided in Section 15, and (B) used all required statutory notices in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral.
(vi)          No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral used in the operation of its business, (ii) alleging that the Grantor’s rights in or use of such Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that such Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement, that, in any such case, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates any material Intellectual Property Collateral used in the operation of its business or the Grantor’s rights in or use thereof.  Except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor has not granted any release, covenant not to sue or nonassertion assurance, to any Person with respect to any part of the Intellectual Property Collateral.  The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral used in the operation of its business.
(vii)         Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each IP Agreement:  (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof;

(B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to the knowledge of such Grantor, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event (with respect to any event within the control of any other party to such IP Agreement, to the knowledge of such Grantor) has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.
(viii)        Except as would not reasonably be expected to have a Material Adverse Effect, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material Intellectual Property Collateral.
(ix)           Except as would not reasonably be expected to have a Material Adverse Effect, no Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.
(x)            Schedule VIII hereto sets forth the material Intellectual Property Collateral of each Grantor (the “Affected IP Collateral”) with respect to which, (i) Liens thereon are outstanding on the Restatement Closing Date other than pursuant to the Security Documents (the “Existing IP Liens”) and (ii) any gaps or flaws in title exist on the Restatement Closing Date.   With respect to the Existing IP Liens, (A) all obligations secured thereby have been satisfied in full, or (B) the exercise of remedies (including foreclosure) with respect to any Affected IP Collateral as a result thereof, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Any gaps or flaws in title with respect to any Affected IP Collateral, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(j)    Each Government Contract to which Section 4(c) applies has been properly approved and executed by the Grantor party thereto and, to the knowledge of such Grantor, the applicable Governmental Party.

(k)   Upon the Administrative Agent taking the actions described in Section 4(d)(i) and, to the extent required by Subpart 32.805(c) and (d) of the Assignment of Claims Regulations, acknowledged by the appropriate contracting officer, the Assignment of Government Contract Claims with respect to each Assignable Government Contract Claims shall constitute an effective and valid assignment of such Assignable Government Contract Claims to the extent that an assignment of a Government Claims is governed by the Assignment of Claims Act and the Assignment of Claims Regulations, and no other action is required in order to create an effective and valid assignment of such Assignable Government Contract Claims.  Thereupon, the Administrative Agent may exercise its rights as set forth in Section 6(b).

;provided however, that for purposes of the representations and warranties hereunder, (i) each Schedule referred to in this Section 10 shall be amended in accordance with Section 6.02(i)(B) of the Credit Agreement, and (ii) any representation and warranty contained in this Section 10 to the extent made with specific reference to a specific Schedule shall be deemed true and correct in all material respects if such representation and warranty would have been true and correct in all material respects (A) as of the Restatement Closing Date, or (B) with respect to any period immediately following the date on which Schedules are required to be amended pursuant to Section 6.02(i)(B) of the Credit Agreement, as of the date required to be amended, regardless of whether actually amended, until the next date required to be so amended, in each case, solely to the extent any such representation and warranty specifically refers to a Schedule; provided, further, that if a Specified Default shall have occurred and be continuing, the Administrative Agent may require such Schedules to be updated and amended at any time and from time to time.

Section 11.             Further Assurances.  (a)  Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will promptly, with respect to Collateral of such Grantor, subject to the proviso hereof: (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, each Assigned Agreement and, at the request of the Administrative Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent Administrative Agent; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent Administrative Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) subject to Section 4(d), deliver, file and record any statement, notice, assignment, instrument, document, agreement or other paper or take any other action, as may be necessary or desirable, or as the Administrative Agent may request, in order to create, preserve, perfect, confirm or validate the security interest granted hereunder in Assignable Government Contract Claims and exercise any right in respect thereof; (v) deliver and pledge to the Administrative Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (vi) in accordance with Section 6(a), take all action necessary to ensure that the Administrative Agent has control of Collateral consisting of deposit accounts, (vii) take all action necessary to ensure that the Administrative Agent has control of collateral consisting of electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of UETA; (viii) cause the Administrative Agent to be the beneficiary under all letters of credit that constitute Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the UCC; and (ix) deliver to the Administrative Agent evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable to perfect and protect the security interest created by such Grantor under this Agreement has been taken; provided that clauses (i), (vi),  (vii) and (viii) shall only apply upon the occurrence and during the continuation of a Specified Default and clause (ii) shall apply only upon (except with respect to obligations owing from any Subsidiary or Joint Venture) the occurrence and during the continuation of a Specified Default.  From time to time upon request by the Administrative Agent, each Grantor will, at such Grantor’s expense, cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, an opinion of counsel, from outside counsel reasonably satisfactory to the Administrative Agent, as to such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(b)   Each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Administrative Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)   Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 12.    As to Equipment and Inventory.  (a)  Each Grantor will keep the Equipment and Inventory of such Grantor (other than Inventory sold in the ordinary course of business and Equipment located offsite in the ordinary course of business and Equipment or Inventory having a value, in each case, of $10,000 or less at any one location) at the places therefor specified on Schedule 5.08 to the Credit Agreement or Schedule VI hereto or, upon written notice to the Administrative Agent, at such other places designated by the Grantor in such notice.  Upon the giving of such notice, such new locations will be automatically added to Schedule VI hereto.

(b)   Each Grantor will promptly furnish to the Administrative Agent a statement respecting any loss or damage exceeding $10,000,000 to any of the Equipment or Inventory of such Grantor.

Section 13.    Insurance.  (a)  Each Grantor will, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Grantor in such amounts, against such risks, in such form and with such insurers, as shall be reasonably satisfactory to the Administrative Agent from time to time.  Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Administrative Agent and such Grantor as their interests may appear.  All losses with respect to property damage insurance shall be paid to (x) the Administrative Agent at any time that a Specified Default shall have occurred and be continuing or if a Material Adverse Effect shall have occurred, such amounts shall be held and applied in accordance with subsection (c) of this Section 13, and (y) otherwise to the Borrower or applicable Grantor.  Each such policy shall in addition (i) name the Borrower or the applicable Grantor and the Administrative Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Administrative Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss payable thereunder shall be payable to the Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Administrative Agent for payment of premiums or other amounts with respect thereto and (iv) provide for prior written notice of cancellation or of lapse shall be given to the Administrative Agent by the insurer to the extent provided in Section 6.07 of the Credit Agreement.  Each Grantor will, if so requested by the Administrative Agent, deliver to the Administrative Agent original or duplicate policies of such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.

(b)   Notwithstanding any other provision of this Agreement, reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 13 may be paid directly to the Person bringing a claim against such Grantor or to the firm or person providing defense against such claim.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 13 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory or other purchases in accordance with Section 2.05(b)(i) of the Credit Agreement, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c)   So long as no Specified Default shall have occurred and be continuing, all insurance payments received by the Administrative Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Administrative Agent to the

Borrower or the applicable Grantor to be applied in accordance with Section 2.05(b)(i) of the Credit Agreement.  Upon the occurrence and during the continuance of any Specified Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Administrative Agent and shall, in the Administrative Agent’s sole discretion, (i) be released to the Borrower or the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 24(b).

Section 14.    Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts.  (a)  No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 10(a) of this Agreement without first giving at least ten (10) days’ prior written notice to the Administrative Agent and taking all action required by the Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  No Grantor will change the location of the Equipment and Inventory or the place where it keeps the originals of the Assigned Agreements and Related Contracts to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor from the locations therefor specified in Sections 10(a) and 10(b) without first giving the Administrative Agent thirty (30) days’ prior written notice of such change.  Except in connection with transactions permitted under Sections 7.04(a) and (b) of the Credit Agreement in favor of a Grantor, no Grantor will become bound by a security agreement with respect to the Collateral authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Administrative Agent thirty (30) days’ prior written notice thereof and taking all action required by the Administrative Agent to ensure that the perfection and first priority nature of the Administrative Agent’s security interest in the Collateral will be maintained.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Administrative Agent at any time during normal business hours to inspect and make abstracts from such records and other documents in accordance with Section 6.10 of the Credit Agreement.  If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Administrative Agent of such organizational identification number.

(b)   If a Specified Default shall have occurred and be continuing and if any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent, and the Administrative Agent so requests such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Administrative Agent’s account subject only to the Administrative Agent’s instructions, (iii) use commercially reasonable efforts, to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Administrative Agent’s benefit and shall act solely on the instructions of the Administrative Agent without the further consent of the Grantor or any other Person, and (iv) make such authenticated record available to the Administrative Agent.

(c)   Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts.  In connection with such collections, such Grantor may take (and, upon the occurrence and during the continuance of a Specified Default at the Administrative Agent’s direction, will take) such action as such Grantor or the Administrative Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of a Specified Default and written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables (subject, in the case of Government Contract Claims, to Section 4(d)) and Related Contracts to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC.  After receipt by any Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be deposited in the Collateral Account and either (A) released to such Grantor on the terms set forth in Section 8 so long as no Specified Default shall have occurred and be continuing or (B) if an Event of  Default shall have occurred and be continuing, applied as provided in Section 24(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.  No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 15.    As to Intellectual Property Collateral.  (a)  Except as otherwise provided in this subsection (a), with respect to each item of its Intellectual Property Collateral material to the operation of the business of such Grantor, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings; provided, with respect to each Patent listed on Schedule VII hereto, to the extent (A) such Patent is no longer material to and has no material value to the operation of the business of any Grantor, (B) the Borrower and the other Grantors have made a commercially reasonable decision to abandon such Patent or permit such Patent to lapse or expire, and (C) the lapse, expiration or abandonment of such Patents, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Grantors shall not be required to prosecute or maintain any such Patents (collectively, the “Excluded Patents”) in accordance with this Section 15(a).  Other than Excluded Patents, no Grantor shall, without the written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, except for any Intellectual Property Collateral that such Grantor shall have determined in its commercially reasonable judgment is no longer material to the operation of its business so long as such discontinuance or abandonment would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(b)   Each Grantor agrees promptly to notify the Administrative Agent if such Grantor becomes aware (i) that any material item of the Intellectual Property Collateral has become abandoned, placed in the public domain, invalid or unenforceable, or of any material adverse determination or development regarding such Grantor’s ownership of any of the material Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any material adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any material item of the Intellectual Property Collateral.

(c)   In the event that any Grantor becomes aware that any material item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Administrative Agent and shall take such actions, at its expense, as are reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)   Except as would not reasonably be expected to result in a Material Adverse Effect, each Grantor shall use all required statutory notices in connection with its use of each item of its Intellectual Property Collateral.  No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its material Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain other than as permitted under Section 15(a) hereof.

(e)   Each Grantor shall take all steps reasonable and appropriate under the circumstances to preserve and protect each material item of its Intellectual Property Collateral, including, without limitation, where reasonable and appropriate maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality, except as permitted under Section 15(a) hereof.

(f)    With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit E hereto or otherwise in form and substance satisfactory to the Administrative Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Administrative Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United States governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral other than with respect to Excluded Patents.

(g)   Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  Each Grantor shall give, within thirty (30) days after the end of each calendar quarter, written notice to the Administrative Agent identifying any United States registered or applied for After-Acquired Intellectual Property, and such Grantor shall execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit F hereto or otherwise in form and substance satisfactory to the Administrative Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United States governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h)   Each Grantor shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper, or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required, at its expense, to take each of the following actions as soon as reasonably practicable: (i) release all Existing IP Liens in and to any item of Affected IP Collateral and record and/or file such releases or take such other actions as may be necessary to effect such release, (ii) remedy all material gaps and flaws in the chain of title of any Affected IP Collateral, in each case, including, without limitation, in the U.S. Patent and Trademark Office and any other U.S. governmental authority, and (iii) deliver copies of such documents evidencing all such actions to the Administrative Agent; provided, that if the Borrower or the applicable Grantor provides a certificate of a Responsible Officer, with respect to one or more items of Affected IP Collateral, representing and warranting that:

(A) the Borrower and such Grantor have used commercially reasonable efforts to effect the foregoing and notwithstanding such efforts, have been unable to obtain such release or remedy such gaps and flaws, as the case may be, and

(B) the failure to obtain such release or remedy such gap and flaw, as the case may be, (1) does not relate to any Intellectual Property Collateral that is material to the conduct of such Grantor’s business, (2) would not adversely affect the Secured Parties’ rights and interests in the Intellectual Property Collateral, taken as a whole, in any material respect, except to the extent that any Existing IP Liens secure obligations not prohibited by Credit Agreement, and (3) individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect,

the Administrative Agent shall countersign such certificate which shall be a confirmation that the requirements of this Section 15(h) are discharged solely with respect to the Affected IP Collateral described on such certificate.  In any event, the Administrative Agent may from time to time at reasonable intervals inquire as to the status of the Grantors’ progress in complying with this Section 15(h).

Section 16.    Voting Rights; Dividends; Etc.  (a)  So long as no Event of Default shall have occurred and be continuing:

(i)       Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof; provided, however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)      Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A)      dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,
(B)       except in connection with transactions permitted under Sections 7.04(a) and (b) of the Credit Agreement, dividends and other distributions paid or payable other than in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and
(C)       amounts paid, payable or otherwise distributed other than in cash in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)     The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)   Upon the occurrence and during the continuance of an Event of Default and subject to any applicable laws, rules and regulations or orders relating to national security:

(i)       All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 16(a)(i) shall, upon notice to such Grantor by the Administrative Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 16(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)      All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 16(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)     The Administrative Agent shall be authorized to send to each Securities Intermediary (as defined in and under any Security Control Agreement) a Notice of Exclusive Control (as defined in and under such Security Control Agreement).

Section 17.    As to the Assigned Agreements.  (a)  Each Grantor will, except where the failure to do so is not likely to have a Material Adverse Effect, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, to the extent it has the power to do so, maintain the Assigned Agreements to which it is a party in full force and effect and enforce the Assigned Agreements to which it is a party in accordance with the terms thereof.

(b)   Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Administrative Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 18.    Payments Under the Assigned Agreements.  (a)  Upon the occurrence and during the continuation of a Specified Default at the request of the Administrative Agent, each Grantor agrees to instruct each other party to each Assigned Agreement (or such Assigned Agreements as the Administrative Agent shall specify) to which it is a party that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to the Collateral Account.

(b)   All moneys received or collected pursuant to subsection (a) above shall be (i) released to the applicable Grantor on the terms set forth in Section 8 so long as no Specified Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 24(b).

Section 19.    As to Letter-of-Credit Rights.  (a)  Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Administrative Agent, intends to (and hereby does) assign to the Administrative Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.  Upon the occurrence and during the continuation of a Specified Default, at the request of the Administrative Agent, each Grantor will promptly cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof in substantially the form of the Consent to Assignment of Letter of Credit Rights attached hereto as Exhibit G or otherwise in form and substance satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

(b)   Upon the occurrence of and during the continuance of a Specified Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent or its designee and (ii) arrange for the Administrative Agent to become the transferee beneficiary of letter of credit.

Section 20.    Additional Shares.  (a) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or otherwise in accordance with the terms of the Loan Documents, and (ii) except as set forth in Section 1(d)(iii), pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 21.    Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact from time to time upon the occurrence and during the continuance of a Specified Default with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)   to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to Section 13,

(b)   to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)   to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)   to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Administrative Agent with respect to any of the Collateral.

Section 22.    Administrative Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 25.

Section 23.    The Administrative Agent’s Duties.  (a)  The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it in such capacity to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)   Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents (each, a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral.  If the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.

Section 24.    Remedies.  If any Event of Default shall have occurred and be continuing:

(a)   The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it (including any applicable laws, rules and regulations or orders relating to national security), all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral (subject to any applicable laws, rules and regulations or orders relating to national security) or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables (subject in the case of Government Contract Claims, to Section 4(d)), the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)   Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 25) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i)       first, paid to the Agents for any amounts then owing to the Agents constituting fees, indemnities, expenses and other amounts (other than principal and interest) or otherwise under the Loan Documents in their capacities as such (including Attorney Costs and amounts payable under Article III and Sections 10.04 and 10.05 of the Credit Agreement) ratably in accordance with such respective amounts then owing to the Agents;

(ii)      second, paid to the Lenders for any amounts then owing to the Lenders constituting fees, indemnities other amounts (other than principal and interest) or otherwise under the Loan Documents (including Attorney Costs and amounts payable under Article III and Sections 10.04 and 10.05 of the Credit Agreement) ratably in accordance with such respective amounts then owing to the Lenders;
(iii)     third, paid to the Lenders for any amounts constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations ratably in accordance with such respective amounts then owing to the Lenders;
(iv)     fourth, paid to the Lenders for any amounts constituting unpaid principal on the Loans and the L/C Borrowings ratably in accordance with such respective amounts then owing to the Lenders;
(v)      fifth, paid to the Administrative Agent for the accounts of the L/C Issuers ratably in accordance with their interests, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit of each such L/C Issuer; and
(vi)     sixth, paid to the Agents and the other Secured Parties for any amounts then owing to them under or in respect of the Loan Documents constituting all other Obligations of the Loan Parties ratably in accordance with such respective amounts owing to the Agents and the other Secured Parties on such date.

Any surplus of such cash or cash proceeds held by or on the behalf of the Administrative Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be entitled to receive such surplus by law (including any applicable laws, rules and regulations or orders relating to national security).

(c)   All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).

(d)   The Administrative Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e)   In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Administrative Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f)    The Administrative Agent may, at the Grantors’ expense, take such other actions as may be necessary to collect any moneys due or to become under any Government Contract.

(g)   Anything in this Agreement to the contrary notwithstanding, in the event that the Administrative Agent, acting as authorized pursuant to this Agreement or any of the Loan Documents, seeks to exercise any rights or remedies upon the occurrence of an Event of Default that will require it to have access to Collateral that constitutes information designated by a Governmental Party as classified or which cannot be held by or disclosed to the Administrative Agent under applicable laws, rules, regulations or orders relating to national security (“Classified Information”), (i) the Administrative Agent may only exercise such rights or remedies to the extent that it can Dispose of such Classified Information to any Person (an “Authorized Person”) that is permitted to hold and have access to such Classified Information under applicable laws, rules, regulations or orders relating to national security, and (ii) if the Administrative Agent is unable to obtain a clearance or other governmental approval required to have such access or to Dispose of such Classified Information to an Authorized Person within a reasonable time after seeking to exercise its remedies upon the occurrence of an Event of Default, each Grantor shall Dispose of all Classified Information in compliance with the applicable laws, rules regulations and orders and as the Administrative Agent may direct, with the proceeds of such Disposition to constitute Collateral hereunder and to be payable directly, to the extent permitted under any such applicable laws, rules, regulations and orders relating to national security, to the Administrative Agent for the benefit of the Secured Parties.

Section 25.    Indemnity and Expenses.  (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)   Each Grantor will within ten Business Days after demand therefor pay to the Administrative Agent the amount of any and all expenses, including, without limitation, the fees and expenses of its counsel and of any experts and agents, that the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 26.    Amendments; Waivers; Additional Grantors; Etc.  (a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)   Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each, a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor,  and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I-VII attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-VII, respectively, hereto, and the Administrative Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 27.    Notices and Other Communications; Facsimile Copies.  (a) Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(b) to the Credit Agreement) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 of the Credit Agreement or to such address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and if to any Grantor other than the Borrower, to the address set forth opposite such Grantor’s name on the signature pages hereto or on the signature pages to the Security Agreement Supplement pursuant to which it became a party hereto; and

(ii)      if to any other Secured Party, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Grantors or the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)   Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communication (including electronic-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Grantors may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)   Loan Documents may be transmitted and/or executed and delivered by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Grantors and the Administrative Agent.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)   The Administrative Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Grantors even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Grantors shall indemnify each Indemnified Party from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Grantors.  All other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)           Any party hereto may change its address, telephone number, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto as provided in this Section 27.

Section 28.    Continuing Security Interest; Assignments Under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Maturity Date for the Revolving Credit Facility and (iii) the termination, expiration or, if agreed by the applicable L/C Issuer in its sole discretion, cash collateralization of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement

(including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 29.    Release; Termination.  (a)  Upon any Disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business, which shall be automatically released), the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Administrative Agent, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may reasonably request, and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05(b) of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under Section 2.05(b) of the Credit Agreement.

(b)     Upon the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Maturity Date and (iii) the termination, expiration or, if agreed by the applicable L/C Issuer in its sole discretion, cash collateralization of all Letters of Credit and all Secured Hedge Agreements, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 30.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 31.    The Mortgages.  If any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 32.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	ALLIANT TECHSYSTEMS INC.
5050 Lincoln Drive
Edina, MN 55436-1097
By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	AMMUNITION ACCESSORIES INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK COMMERCIAL AMMUNITION COMPANY INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK COMMERCIAL AMMUNITION HOLDINGS COMPANY INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK LAUNCH SYSTEMS INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	ATK SPACE SYSTEMS INC.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	FEDERAL CARTRIDGE COMPANY

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:	MICRO CRAFT INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT I

SOLVENCY CERTIFICATE

March 29, 2007

I, John L. Shroyer, the Chief Financial Officer of Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), hereby certify that I am the Chief Financial Officer of the Borrower, the direct or indirect parent of each Subsidiary of the Borrower listed on Schedule I hereto (together with the Borrower, the “Loan Parties”) and that I am familiar with the properties, businesses, assets, finances and operations of each Loan Party and I am duly authorized to execute this certificate as to the Loan Parties to be delivered pursuant to Section 4.01(a)(xii) of the Amended and Restated Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent, the other Agents and the Arrangers.  Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

I further certify that I am generally familiar with the properties, business and assets of the Loan Parties and have reviewed the Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I further certify that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

I understand that the Agents and the Lenders are relying on the representations contained in this Certificate in connection with the Transactions contemplated by the Loan Documents.

I do hereby further certify that:

1.             On the date hereof, before and after giving effect to the Transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the total assets (including, without limitation, rights of contribution and indemnities against other Loan Parties to the extent such rights constitute assets) the Loan Parties on a consolidated basis is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Loan Parties on a consolidated basis.

2.             On the date hereof, before and after giving effect to the Transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the total assets of the Loan Parties on a consolidated basis exceeds the amount that will be required to pay the probable liability of such Loan Parties on a consolidated basis on their debts as they become absolute and matured.

3.             The Loan Parties on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

4.             On the date hereof, before and after giving effect to the Transactions contemplated by the Credit Agreement and the other Loan Documents, the Loan Parties are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their total assets would constitute unreasonably small capital.

5.             No Loan Party intends, in consummating the Transactions contemplated by the Credit Agreement and the other Loan Documents, to hinder, delay or defraud either present or future creditors or any other Person to which such Loan Party is or will become indebted on or after the date hereof.

6.             In reaching the conclusions set forth in this Solvency Certificate, I have considered, among other things:

(a)           the cash and other current assets of each Loan Party reflected in the annual consolidated balance sheet of the Borrower and its Consolidated Subsidiaries;

(b)           all obligations and liabilities of each Loan Party, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, among other things, claims arising out of, pending, or to the knowledge of the undersigned, threatened litigation against such Loan Party, and in so doing, such Loan Party has computed the amount of each such contingent liability as the amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

(d)           anticipated sales volume of each Loan Party and in the income stream generated by such Loan Party as reflected in, among other things, the consolidated financial statements of the Loan Parties;

(e)           the customary terms of the trade payables and other account payables of each Loan Party;

(f)            the amount of the credit extended by and to customers of each Loan Party;

(g)           the amortization requirements of the Credit Agreement and the anticipated interest payable on the Loans under the Credit Agreement; and

(h)           the level of capital customarily maintained by each Loan Party and other entities engaged in the same or similar business as the business of such Loan Party.

Delivery of an executed counterpart of a signature page to this Solvency Certificate by fax or pdf shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.

IN WITNESS WHEREOF, the undersigned hereunto executed this Certificate in the name of Alliant and on behalf of each of the Companies as of the date first written above.

By:
Name: [John L. Shroyer]
Title: Chief Financial Officer

EXHIBIT K

FORM OF INCREMENTAL TERM FACILITY SUPPLEMENT

This INCREMENTAL TERM FACILITY SUPPLEMENT [(Tranche     )](1) (this “Supplement”) is entered into as of               , 20    , among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), each lender party hereto (collectively, the “Incremental Term Loan Lenders” and individually, an “Incremental Term Loan Lender”), and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 29, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, the Administrative Agent, the other Agents and the Arrangers.

Pursuant to Section 2.15(a) of the Credit Agreement, the Borrower has requested (a) the addition of a $[amount not less than $50,000,000] additional term loan facility, (b) that the Incremental Term Loan Lenders Party hereto extend Incremental Term Loans as provided herein, and (c) the effective date for such additional term loan facility be             , 20    .

Each Incremental Term Loan Lender party to this Supplement (this “Supplement”) has agreed to provide the Incremental Term Commitment set forth opposite it name on Schedule I hereto  (its “Incremental Term Commitment”) and has indicated its willingness to lend the Incremental Term Loans on the terms and conditions set forth herein and in the Credit Agreement.

Section 1.      Incremental Term Facility. The aggregate Incremental Term Commitments of $               provided hereunder [shall be designated “Tranche     Incremental Term Facility] (the “[Tranche     ] Incremental Term Facility”) [and the Incremental Term Loans made thereunder shall be designated Tranche     Incremental Term Loans][see footnote 1 regarding tranches] shall, in addition to the terms and conditions set forth in the Credit Agreement, have the following terms and conditions:

(a)   The Incremental Term Facility Closing Date must occur on or prior to               , 20     (the “Termination Date”), which shall in no event be less than ten Business Days from the date of this Supplement;

(b)   The Maturity Date shall be               , 20    ;

(c)   The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental Term Lenders the aggregate principal amount of all [Tranche     ] Incremental Term Loans outstanding on the following dates in the respective amounts set forth

(1)                   It may be advisable to create a tranche of Incremental Term Facility if it is contemplated that there will be multiple series of Incremental Term Facilities. If only one Incremental Term Facility is contemplated, creating a tranche would not be necessary.

opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06 of the Credit Agreement):

Date	Amount

provided, however, that the final principal repayment installment of the [Tranche     ] Incremental Term Loans shall be repaid on the Maturity Date for the [Tranche     ] Incremental Term Facility under which such [Tranche     ] Incremental Term Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all [Tranche     ] Incremental Term Loans outstanding on such date;

(d)   The Applicable Rate for the [Tranche     ] Incremental Term Loans shall be (i) with respect to Base Rate Loans, a rate per annum equal to       %, and (ii) with respect to Eurodollar Loans, a rate per annum equal to       %; and

(e)   The making of the [Tranche     ] Incremental Term Loans shall be subject to the provisions of Sections 2.01(b), 2.02 and 4.02 of the Credit Agreement.

Section 2.      Representations and Warranties of the Borrower. The Borrower represents to the Administrative Agent and the Incremental Term Loan Lenders that:

(a)   No Default has occurred and is continuing on and as of the Effective Date or would result from the addition of the Incremental Term Facility hereunder;

(b)   The representations and warranties of the Borrower contained in Article V or any other Loan Document, are true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2(b), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement;

(c)   The Borrower has complied with each of the conditions set forth in Section 2.15(c) of the Credit Agreement on and as of the Effective Date; and

(d)   The [Tranche     ] Incremental Term Facility does not exceed the Term Commitment Increase Availability.

Section 3.      New Lenders.

Each Incremental Term Loan Lender that is an Additional Term Loan Lender:

(a)   represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, and (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement and provide its Incremental Term Commitment hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender;

(b)   agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents;

(c)   appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(d)   agrees that it will perform in accordance to their terms, all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and

(e)   in the case of such Incremental Term Loan Lender that is a Foreign Lender, comply with the provisions of Section 10.15 of the Credit Agreement.

Section 4.      Reference to and Effect on Loan Documents. (a) On  and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as supplemented by this Supplement.  This Supplement is an Incremental Term Facility Supplement referred to in the definition of Loan Documents and shall for all purposes constitute a Loan Document.

(b)   The Credit Agreement, the Notes and each of the other Loan Documents, as specifically supplemented by this Supplement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (including, without limitation, any Obligations created or contemplated hereunder) of the Loan Parties under the Loan Documents, in each case as supplemented by this Supplement.

(c)   Each of the undersigned Guarantors consents to this Supplement and the transactions contemplated hereby and hereby confirms and agrees that (i) notwithstanding the effectiveness of this Supplement, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Supplement each reference in the Guaranty to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as supplemented by this Supplement, and (b) each of the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all Obligations (including, without limitation, any Obligations created or contemplated hereunder) to be secured thereunder.

Section 5.      Costs and Expenses. The Borrower agrees to pay or reimburse all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Supplement and the other instruments and documents to be delivered hereunder or in connection herewith (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04 of the Credit Agreement.

Section 6.      Execution in Counterparts. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Supplement by telecopier shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 7.      Effective Date; Termination of Commitments. This Supplement shall become effective on the requested effective date (the “Effective Date”) subject to (a) receipt by the Administrative Agent of executed counterparts of this Supplement by each party hereto, (b) receipt by the Administrative Agent of an Administrative Questionnaire from each Additional Term Loan Lender party hereto, (c) the representations and warranties of the Borrower in Section 2 being true and correct in all material respects, and (d) such date not being later than the Termination Date.  If the Effective Date and the Incremental Term Facility Closing Date do not occur on or prior to the Termination Date, the Incremental Term Commitments hereunder shall automatically terminate.

Section 8.      Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be subject to the jurisdictional and service provisions of the Credit Agreement, as if this were a part of the Credit Agreement.

ALLIANT TECHSYSTEMS INC.

By
Name:
Title:

By
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

[GUARANTORS]

By
Name:
Title:

[NAME OF INCREMENTAL TERM LOAN LENDER]

By
Name:
Title:

SCHEDULE I
TO
INCREMENTAL TERM FACILITY SUPPLEMENT

Incremental Tem Loan Lender	Incremental Term Loan Commitment

EXHIBIT L

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”), dated                               , 20    , by                                          to the Amended and Restated Credit Agreement, dated as of March 29, 2007 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Alliant Techsystems Inc. a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, the other Agents and the Arrangers.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section [2.14(a)] [2.15(b)] thereof that any Eligible Assignee may become [a Revolving Credit Lender under the Revolving Credit Facility] [a Term Lender under any Term Facility in existence at the time of a request for a Term Commitment Increase] by executing and delivering to the Administrative Agent this Joinder Agreement subject to the terms and conditions of Section [2.14] [2.15]; and

WHEREAS, the undersigned now desires to become a [Revolving Credit Lender] [Term A Lender] [Incremental Term Loan Lender] under the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.     The undersigned agrees to be bound by the provisions of the Credit Agreement and other Loan Documents, and agrees that it shall, on the date this Joinder Agreement is accepted by the Administrative Agent and the Borrower, become a [Revolving Credit Lender] [Term A Lender] [Incremental Term Loan Lender] for all purposes of the Credit Agreement to the same extent as if originally such a Lender thereto, and hereby commits to provide [Revolving Credit Commitments] [Term A Commitments] [Incremental Term Commitments] of $            under the [Revolving Credit Facility][Term A Facility][Incremental Term Facility created under the Incremental Term Facility Supplement dated                 , 20     (the “Applicable Incremental Term Facility Supplement”)] and [Schedule 2.01 of the Credit Agreement][Schedule I of the Applicable Incremental Term Facility Supplement] shall be adjusted to reflect the [Revolving Credit Commitment][Term A Commitment][Incremental Term Commitment] of the undersigned.

2.     The undersigned:

(a)  represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a [Revolving Credit Lender] [Term A Lender] [Incremental Term Loan Lender] under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, and (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and other Loan Documents as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement and provide its [Revolving Credit Commitments] [Term A Commitments] [Incremental Term Commitments] hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender;

(b)  agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents;

(c)  appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(d)  agrees that it will perform in accordance to their terms, all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and

(e)  in the case of such [Revolving Credit Lender] [Term A Lender] [Incremental Term Loan Lender] that is a Foreign Lender, comply with the provisions of Section 10.15 of the Credit Agreement.

3.     The undersigned has provided the Administrative Agent with an Administrative Questionnaire.

4.     This Joinder Agreement shall become effective on the date accepted by the Administrative Agent and Borrower as provided below.

5.     This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be subject to the jurisdictional and service provisions of the Credit Agreement, as if this were a part of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By
Name:
Title:

Accepted this          day of

                              , 20

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

ALLIANT TECHSYSTEMS INC.

By
Name:
Title:

By
Name:
Title